As filed with the Securities and Exchange Commission on March 30, 2015

No. 333-202757

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TerraForm Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	46-4780940
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sebastian Deschler, Esq.

Senior Vice President, General Counsel and Secretary

TerraForm Power, Inc.

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Andrea L. Nicolas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)(4)
Class A Common Stock, $0.01 par value per share	17,506,667	$35.90	$610,982,678	$70,996

(1)	The shares of common stock will be offered for resale by selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Registrant’s common stock on March 27, 2015, as reported on the NASDAQ Global Select Market.
(3)	A registration fee of $40,806 for the 11,666,667 Original Shares was previously paid in connection with the filing of the Original Registration Statement (File No. 333-200829) on December 10, 2014. Such registration fee is transferred and carried forward to this registration statement pursuant to Rule 457(p) under the Securities Act.
(4)	Of this amount, $28,664 was previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement on Form S-1 carries forward an aggregate of 11,666,667 shares of Class A common stock, or the Original Shares, previously registered for issuance by us and offer and sale by certain selling stockholders pursuant to a registration statement on Form S-1 (Reg. No. 333-200829), which registration statement was originally filed on December 10, 2014 and was declared effective on January 8, 2015, or the Original Registration Statement, that have not yet been sold by the selling stockholders named therein. Pursuant to Rule 429 under the Securities Act, we are filing a combined prospectus in this registration statement which is both (i) a new registration statement with respect to the offer and sale of 5,840,000 shares of Class A common stock that may be offered by the selling stockholder named herein and (ii) a Post-Effective Amendment No. 1 to the Original Registration Statement with respect to the offer and sale of the Original Shares by the selling stockholders named therein.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated March 30, 2015

17,506,667 Shares

TerraForm Power, Inc.

Class A Common Stock

This prospectus relates to the resale of up to 17,506,667 shares of our Class A common stock, which may be offered for sale from time to time by the selling stockholders named in this prospectus.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of Class A common stock in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 71 of this prospectus for more information.

Our Class A common stock trades on the NASDAQ Global Select Market under the symbol “TERP.” The last reported trading price of shares of our Class A common stock on March 27, 2015 was $35.90.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 7 and in our Annual Report on Form 10-K for the year ended December 31, 2014 to read factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Dated                     , 2015.

We have not and the selling stockholders have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context provides otherwise, references herein to “SunEdison” and “Sponsor” refer to SunEdison, Inc. together with, where applicable, its consolidated subsidiaries and “we,” “our,” “us,” “our company” and “TerraForm Power” refer to TerraForm Power, Inc., together with, where applicable, its consolidated subsidiaries.

i

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of SunEdison, Inc. and third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Industry and Market Data

This prospectus includes or incorporates by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our market position and market estimates are based on independent industry publications, government publications, third party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus and our public filings with the Securities and Exchange Commission.

As used in this prospectus, all references to watts (e.g., Megawatts, Gigawatts, MW, GW, etc.) refer to measurements of direct current, or “DC,” with respect to solar generation assets, and measurements of alternating current, or “AC,” with respect to wind generation assets.

ii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully, and the documents incorporated by reference herein, and should consider, among other things, the matters set forth under “Risk Factors,” and in our and our predecessor’s financial statements and related notes thereto.

About TerraForm Power, Inc.

We are a dividend growth-oriented company formed to own and operate contracted clean power generation assets acquired from SunEdison, Inc. and its consolidated subsidiaries, or “SunEdison,” and third parties. Our business objective is to acquire assets with high-quality contracted cash flows, primarily from owning solar and wind generation assets serving utility, commercial and residential customers. Over time, we intend to acquire other clean power generation assets, including natural gas and hydro-electricity facilities, as well as hybrid energy solutions that enable us to provide contracted power on a 24/7 basis. We believe the renewable power generation segment is growing more rapidly than other power generation segments due in part to the emergence in various energy markets of “grid parity,” which is the point at which renewable energy sources can generate electricity at a cost equal to or lower than prevailing electricity prices. We expect retail electricity prices to continue to rise due to the increasing cost of producing electricity from fossil fuels caused by required investments in generation facilities and transmission and distribution infrastructure and increasing regulatory costs, among other factors. Our current portfolio consists of solar and wind projects located in the United States, Canada, the United Kingdom, and Chile with an aggregate nameplate capacity of 1,507.3 MW as of February 20, 2015.

We were formed under the name SunEdison Yieldco, Inc. on January 15, 2014, as a wholly owned indirect subsidiary of SunEdison. The name change from SunEdison Yieldco, Inc. to TerraForm Power, Inc., or “TerraForm Power,” became effective on May 22, 2014. Following our initial public offering on July 23, 2014, or “IPO,” TerraForm Power became a holding company with its sole asset an equity interest in TerraForm Power LLC, or “Terra LLC.” TerraForm Power is the managing member of Terra LLC, and operates, controls and consolidates the business affairs of Terra LLC.

Corporate Information

Our principal executive offices are located at 7550 Wisconsin Avenue, 9th, Floor, Bethesda, Maryland 20814. Our telephone number is (240) 762-7700. Our internet site is www.terraform.com. Information contained on our internet site is not incorporated by reference into the prospectus and does not constitute part of this prospectus.

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we currently qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act.” Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the “Sarbanes-Oxley Act;”

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which such fifth anniversary will occur in 2019. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, Section 107(b) of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt in” to such extended transition period election under Section 107(b). Therefore we are electing to delay adoption of new or revised accounting standards, and as a result, we may choose to not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies.

THE OFFERING

Shares of Class A common stock offered by the selling stockholders	17,506,667 shares of our Class A common stock.

Shares of Class A common stock outstanding prior to any resale	56,017,984 shares of our Class A common stock.

Shares of Class B common stock outstanding	62,726,654 shares of our Class B common stock, all of which are beneficially owned by our Sponsor.

Class A units and Class B units of Terra LLC outstanding prior to any resale	56,017,984 Class A units and 62,726,654 Class B units of Terra LLC.

Shares of Class B1 common stock and Class B1 units outstanding	5,840,000 shares of our Class B1 common stock and 5,840,000 Class B1 units of Terra LLC.

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of any shares of Class A common stock sold by them pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds.”

Voting rights and stock lock up	Each share of our Class A common stock and Class B1 common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

All of our Class B common stock is held by our Sponsor or its controlled affiliates. Each share of our Class B common stock entitles our Sponsor to 10 votes on matters presented to our stockholders generally. Our Sponsor, as the holder of our Class B common stock, retains control over a majority of the vote on all matters submitted to a vote of stockholders for the foreseeable future. Additionally, Terra LLC’s amended and restated operating agreement provides that our Sponsor (and its controlled affiliates) must continue to own a number of Class B units equal to 25% of the number of Class B units held by the Sponsor upon the IPO until the earlier of: (i) three years from the completion of our IPO or (ii) the date Terra LLC has made cash distributions in excess of the Third Target Distribution (as defined herein) for four quarters (which need not be consecutive). Any Class B units of Terra LLC transferred by our Sponsor (other than to its controlled affiliates) will be automatically exchanged (along with a corresponding number of shares of Class B common stock) into shares of our Class A common stock in connection with such transfer.

Holders of our Class A common stock, Class B common stock and Class B1 common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. See “Description of Capital Stock.”

Economic interest	Prior to any resale, subject to the right of holders of IDRs to receive a portion of distributions after certain thresholds are met, holders of our Class A common stock will own in the aggregate a 45.0% economic interest in our business through our ownership of Class A units of Terra LLC, our Sponsor will own a 50.3% economic interest in our business through its ownership of Class B units of Terra LLC and Riverstone (as defined below) will own a 4.7% economic interest in our business through its ownership of Class B1 units of Terra LLC.

Exchange and registration rights	Each Class B unit and each Class B1 unit of Terra LLC, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, is exchangeable for a share of our Class A common stock at any time, subject to equitable adjustments for stock splits, stock dividends and reclassifications, in accordance with the terms of the exchange agreements we entered into with our Sponsor and Riverstone. Our Sponsor or Riverstone (or any other permitted holder) may exchange its Class B units or Class B1 units in Terra LLC, together with a corresponding number of shares of Class B common stock or shares of Class B1 common stock, as applicable, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, in accordance with the terms of the exchange agreements. When a holder exchanges a Class B unit or Class B1 unit of Terra LLC for a share of our Class A common stock, (i) such holder will surrender such Class B unit or Class B1 unit, as applicable, and a corresponding share of our Class B common stock or Class B1 common stock, as applicable, to Terra LLC, (ii) we will issue and contribute a share of Class A common stock to Terra LLC for delivery of such share by Terra LLC to the exchanging holder, (iii) Terra LLC will issue a Class A unit to us, (iv) Terra LLC will cancel the Class B unit or Class B1 unit, as applicable, and we will cancel the corresponding share of our Class B common stock or Class B1 common stock, as applicable, and (v) Terra LLC will deliver the share of Class A common stock it receives to the exchanging holder. Riverstone is a selling stockholder and prior to any resale will exchange its Class B1 units for Class A common stock under the terms of the exchange agreement we entered into with Riverstone.

Pursuant to registration rights agreements that we entered into with our Sponsor and Riverstone, we agreed to file registration statements for the sale of the shares of our Class A common stock that are issuable upon exchange of Class B units or Class B1 units of Terra LLC upon request. The registration statement of which this prospectus forms a part includes such shares of our Class A common stock that may be exchanged by Riverstone under the exchange agreement.

In addition, pursuant to the registration rights agreement we entered into in connection with our Acquisition Private Placement, we have filed a registration statement for the sale of the shares of our Class A common stock that were sold thereby, of which this prospectus forms a part.

Cash dividends:

Class A common stock	Our ability to pay the regular quarterly dividend is subject to various restrictions and other factors. We expect to pay a quarterly dividend on or about the 75th day following the expiration of each fiscal quarter to holders of our Class A common stock of record on or about the 60th day following the last day of such fiscal quarter. On December 22, 2014, we declared a quarterly dividend of $0.27 per share on our outstanding Class A common stock that was paid on March 16, 2015 to holders of record on March 2, 2015.

We believe, based on our financial forecast and related assumptions and our acquisition strategy, that we will generate sufficient cash available for distribution to support our Minimum Quarterly Distribution of $0.2257 per share of Class A common stock ($0.9028 per share on an annualized basis). However, we do not have a legal obligation to declare or pay dividends at such initial quarterly dividend level or at all.

Class B common stock	Holders of our Class B common stock do not have any right to receive cash dividends. See “Description of Capital Stock—Class B Common Stock—Dividend and Liquidation Rights.” However, holders of our Class B common stock also hold Class B units issued by Terra LLC. As a result of holding the Class B units, subject to certain limitations during the Subordination Period and the Distribution Forbearance Period, our Sponsor is entitled to share in distributions from Terra LLC to its unit holders (including distributions to us as the holder of the Class A units of Terra LLC).

Class B1 common stock	Holders of our Class B1 common do not have any right to receive cash dividends. See “Description of Capital Stock—Class B1 Common Stock—Dividend and Liquidation Rights.” However, holders of our Class B1 common stock also hold Class B1 units issued by Terra LLC. As a result of holding Class B1 units, such holders are entitled to share in distributions from Terra LLC to its unit holders (including distributions to us as the holder of the Class A units of Terra LLC) pro rata based on the number of units held.

FERC-related purchase restrictions	Except to the extent authorized by FERC pursuant to Section 203 of the Federal Power Act, or the “FPA,” a purchaser of Class A common stock will not be permitted to acquire (i) an amount of our Class A common stock that, after giving effect to such acquisition, would allow such purchaser together with its affiliates (as understood for purposes of FPA Section 203) to exercise 10% or more of the total voting power of the outstanding shares of our Class A common stock, Class B common stock and Class B1 common stock in the aggregate, or (ii) an amount of our Class A common stock as otherwise determined by our board of directors sufficient to allow such purchaser together with its affiliates to exercise control over our company.

Stock exchange listing	Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “TERP.”

Controlled company exemption	We are considered a “controlled company” for the purposes of the NASDAQ Global Select Market listing requirements. As a “controlled company,” we are not required to establish a compensation or nominating committee under the listing rules of the NASDAQ Global Select Market.

Certain Assumptions

The number of shares of our common stock and the number of units of Terra LLC to be outstanding prior to any resale, the combined voting power that identified stockholders will hold prior to any resale and the economic interest in our business that identified stockholders will hold prior to any resale are based on 56,017,984 shares of our Class A common stock, 62,726,654 shares of our Class B common stock, 5,840,000 shares of our Class B1 common stock, 56,017,984 Class A units of Terra LLC, 62,726,654 Class B units of Terra LLC and 5,840,000 Class B1 units of Terra LLC outstanding as of March 6, 2015 and excludes 3,710,047 shares of our Class A common stock reserved for future issuance under our 2014 Second Amended and Restated Long-Term Incentive Plan.

RISK FACTORS

An investment in our Class A common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus and the documents incorporated by reference herein, before you decide to purchase shares of our Class A common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose all or part of your investment in our Class A common stock.

Risks Inherent in an Investment in TerraForm Power, Inc.

We may not be able to continue paying comparable or growing cash dividends to holders of our Class A common stock in the future.

The amount of our cash available for distribution principally depends upon the amount of cash we generate from our operations, Which will fluctuate from quarter based on, among other things:

•	our ability to integrate the First Wind assets and realize the anticipated benefits of the First Wind acquisition;

•	counterparties’ to our offtake agreements willingness and ability to fulfill their obligations under such agreements;

•	price fluctuations, termination provisions and buyout provisions related to our offtake agreements;

•	our ability to enter into contracts to sell power on acceptable terms as our offtake agreements expire;

•	delays or unexpected costs during the completion of construction of certain projects we intend to acquire;

•	our ability to successfully identify, evaluate and consummate acquisitions;

•	governments regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs and environmental laws;

•	operating and financial restrictions placed on us and our subsidiaries related to agreements governing our indebtedness and other agreements of certain of our subsidiaries and project-level subsidiaries generally and in our New Revolver;

•	our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to compete against traditional and renewable energy companies;

•	hazards customary to the power production industry and power generation operations such as unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenances or repairs, interconnection problems or other developments, environmental incidents, or electric transmission constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	our ability to expand into new business segments or new geographies; and

•	our ability to operate our businesses efficiently, manage capital expenditures and costs tightly, manage risks related to international operations and generate earnings and cash flow from our asset-based businesses in relation to our debt and other obligations.

As a result of all these factors, we cannot guarantee that we will have sufficient cash generated from operations to pay a specific level of cash dividends to holders of our Class A common stock. Furthermore, holders of our Class A common stock should be aware that the amount of cash available for distribution depends primarily on our cash flow, and is not solely a function of profitability, which is affected by non-cash items. We may incur other expenses or liabilities during a period that could significantly reduce or eliminate our cash available for distribution and, in turn, impair our ability to pay dividends to holders of our Class A common stock during the period. Because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing project-level financing. Our project-level financing agreements prohibit distributions to us unless certain specific conditions are met, including the satisfaction of financial ratios. Our revolving credit facility also restricts our ability to declare and pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default.

To the extent we issue additional equity securities in connection with any acquisitions or growth capital expenditures, the payment of dividends on these additional equity securities may increase the risk that we will be unable to maintain or increase our per share dividend. There are no limitations in our amended and restated certificate of incorporation (other than a specified number of authorized shares) on our ability to issue equity securities, including securities ranking senior to our common stock. The incurrence of bank borrowings or other debt by TerraForm Power Operating, LLC, or “Terra Operating, LLC,” or by our project-level subsidiaries to finance our growth strategy will result in increased interest expense and the imposition of additional or more restrictive covenants which, in turn, may impact the cash distributions we distribute to holders of our Class A common stock.

Terra LLC’s cash available for distribution will likely fluctuate from quarter to quarter, in some cases significantly, due to seasonality. As result, we may cause Terra LLC to reduce the amount of cash it distributes to its members in a particular quarter to establish reserves to fund distributions to its members in future periods for which the cash distributions we would normally receive from Terra LLC would otherwise be insufficient to fund our quarterly dividend. If we fail to cause Terra LLC to establish sufficient reserves, we may not be able to maintain our quarterly dividend with respect to a quarter adversely affected by seasonality.

Finally, dividends to holders of our Class A common stock will be paid at the discretion of our board of directors. Our board of directors may decrease the level of or entirely discontinue payment of dividends.

We are a holding company and our only material asset is our interest in Terra LLC, and we are accordingly dependent upon distributions from Terra LLC and its subsidiaries to pay dividends and taxes and other expenses.

TerraForm Power is a holding company and has no material assets other than its ownership of membership interests in Terra LLC, a holding company that will have no material assets other than its interest in Terra Operating LLC, whose sole material assets are the solar generation facilities and wind power plants that comprise our portfolio and the projects that we subsequently acquire. TerraForm Power, Terra LLC and Terra Operating LLC have no independent means of generating revenue. We intend to cause Terra Operating LLC’s subsidiaries to make distributions to Terra Operating LLC and, in turn, make distributions to Terra LLC, and, Terra LLC, in turn, to make distributions to TerraForm Power in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds to pay a quarterly cash dividend to holders of our Class A common stock or otherwise, and Terra Operating LLC or Terra LLC is restricted from making such distributions under applicable law or regulation or is otherwise unable to provide such funds (including as a result of Terra Operating LLC’s operating subsidiaries being unable to make distributions), it could materially adversely affect our liquidity and financial condition and limit our ability to pay dividends to holders of our Class A common stock.

Market interest rates may have an effect on the value of our Class A common stock.

One of the factors that influences the price of shares of our Class A common stock will be the effective dividend yield of such shares (i.e., the yield as a percentage of the then market price of our shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our Class A common stock to expect a higher dividend yield. If market interest rates increase and we are unable to increase our dividend in response, including due to an increase in borrowing costs, insufficient cash available for distribution or otherwise, investors may seek alternative investments with higher yield, which would result in selling pressure on, and a decrease in the market price of, our Class A common stock. As a result, the price of our Class A common stock may decrease as market interest rates increase.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete strategic acquisitions or effect combinations.

If we are deemed to be an investment company under the Investment Company Act of 1940, or the “Investment Company Act,” our business would be subject to applicable restrictions under the Investment Company Act, which could make it impractical for us to continue our business as contemplated.

We believe our company is not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business, and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the stock markets generally;

•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;

•	changes in our earnings or variations in operating results;

•	changes in regulatory policies or tax law;

•	operating performance of companies comparable to us; and

•	loss of funding sources.

We are a “controlled company,” controlled by our Sponsor, whose interest in our business may be different from ours or yours.

Each share of our Class B common stock entitles SunEdison or its controlled affiliates to 10 votes on matters presented to our stockholders generally. SunEdison owns all of our Class B common stock. Therefore, SunEdison will control a majority of the vote on all matters submitted to a vote of the stockholders, including the election of our directors, for the foreseeable future even if its ownership of our Class B common stock represents less than 50% of the outstanding Class A common stock, Class B common stock and Class B1 common stock on a combined basis. As a result, we are and will likely continue to be considered a “controlled company” for the purposes of the NASDAQ Global Select Market listing requirements. As a “controlled company,” we are permitted to opt out of the NASDAQ Global Select Market listing requirements that require (i) a majority of the members of our board of directors to be independent, (ii) that we establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, and (iii) an annual performance evaluation of the nominating and governance and compensation committees. We rely on exceptions with respect to having a majority of independent directors, establishing a compensation committee or nominating committee and annual performance evaluations of such committees.

The NASDAQ Global Select Market listing requirements are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of SunEdison may in some circumstances conflict with our interests and the interests of holders of our Class A common stock. Should SunEdison’s interests differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for publicly-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to holders of our Class A common stock, and could make it more difficult to change management.

Provisions of our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that holders of our Class A common stock may consider favorable, including transactions in which such stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove members of our management. These provisions include:

•	a prohibition on stockholder action through written consent once SunEdison ceases to hold a majority of the combined voting power of our common stock;

•	a requirement that special meetings of stockholders be called upon a resolution approved by a majority of our directors then in office;

•	the right of SunEdison as the holder of our Class B common stock, to appoint up to two additional directors to our board of directors;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

Section 203 of the Delaware General Corporation Law, or the “DGCL,” prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder (generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock), for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our Class A common stock may be limited.

Additionally, in order to ensure compliance with Section 203 of the FPA, our amended and restated certificate of incorporation prohibits any person from acquiring, without prior FERC authorization or the written consent of our board of directors, in purchases other than secondary market transactions (i) an amount of our

Class A or Class B1 common stock that, after giving effect to such acquisition, would allow such purchaser together with its affiliates (as understood for purposes of FPA Section 203) to exercise 10% or more of the total voting power of the outstanding shares of our Class A, Class B and Class B1 common stock in the aggregate, or (ii) an amount of our Class A common stock or Class B1 common stock as otherwise determined by our board of directors sufficient to allow such purchaser together with its affiliates to exercise control over our company. Any acquisition of our Class A common stock or Class B1 common stock in violation of this prohibition shall not be effective to transfer record, beneficial, legal or any other ownership of such common stock, and the transferee shall not be entitled to any rights as a stockholder with respect to such common stock (including, without limitation, the right to vote or to receive dividends with respect thereto). Any acquisition of 10% or greater voting power or a change of control with respect to us or any of our solar and wind generation project companies could require prior authorization from FERC under Section 203 the FPA. Furthermore, a “holding company” (as defined in PUHCA) and its “affiliates” (as defined in PUHCA) may be subject to restrictions on the acquisition of our Class A common stock or Class B1 common stock in secondary market transactions to which other acquirors are not subject. A purchaser of our securities which is a “holding company” or an “affiliate” or “associate company” of such a “holding company” (as defined in PUHCA) should seek their own legal counsel to determine whether a given purchase of our securities may require prior FERC approval.

Investors may experience dilution of their ownership interest due to the future issuance of additional shares of our Class A common stock.

We are in a capital intensive business, and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. As a result, we may require additional funds from further equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt to complete future acquisitions, expansions and capital expenditures and pay the general and administrative costs of our business. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our Class A common stock offered hereby. Under our amended and restated certificate of incorporation, we are authorized to issue 850,000,000 shares of Class A common stock, 140,000,000 shares of Class B common stock, 260,000,000 shares of Class B1 common stock and 50,000,000 shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our Class A common stock. We may also issue additional shares of our Class A common stock or other securities that are convertible into or exercisable for our Class A common stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the trading price of our Class A common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the stock price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our Class A common stock to decline.

Future sales of our common stock by SunEdison, Riverstone or the Private Placement Purchasers may cause the price of our Class A common stock to fall.

The market price of our Class A common stock could decline as a result of sales of such shares (issuable to SunEdison or Riverstone upon the exchange of some or all of its Class B units of Class B1 units of Terra LLC) by SunEdison, the selling stockholders or other significant holders in the market, or the perception that these sales could occur.

The market price of our Class A common stock may also decline as a result of SunEdison disposing or transferring some or all of our outstanding Class B common stock, which disposals or transfers would reduce SunEdison’s ownership interest in, and voting control over, us. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. In addition, in connection with the First Wind acquisition, SunEdison issued $336.5 million of exchangeable notes that, pursuant to their terms, may be exchanged for shares of our Class A common stock that are issued in exchange for Class B units and Class B common stock currently held by SunEdison.

SunEdison, certain of its affiliates, Riverstone and holders of the exchangeable notes have certain registration rights and may assign such rights with respect to shares of our Class A common stock issued or issuable upon the exchange of Class B units or Class B1 units of Terra LLC. The presence of additional shares of our Class A common stock trading in the public market, including as a result of the exercise of registration rights, may have a material adverse effect on the market price of our securities.

SunEdison has pledged the shares of Class B common stock that it owns to its lenders under its credit facility. If the lenders foreclose on these shares, the market price of our shares of Class A common stock could be materially adversely affected.

SunEdison has pledged approximately 25% of the shares of Class B common stock that it owns to its lenders as security under its credit facility with Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, and the lenders identified in the credit agreement. If SunEdison breaches certain covenants and obligations in its credit facility, an event of default could result and the lenders could exercise their right to accelerate all the debt under the credit facility and foreclose on the pledged shares (and a corresponding number of Class B units). Any future sale of the shares of Class A common stock received upon foreclosure of the pledged securities after the expiration of the lock-up periods could cause the market price of our Class A common stock to decline. In addition, SunEdison has pledged approximately 75% of the shares of Class B common stock, and a corresponding amount of the Class B Units of Terra LLC that it owns, as security for the margin loan agreement and exchangeable note it entered into in connection with the First Wind acquisition. If there is an event of default on the margin loan agreement or the exchangeable note, it may result in the sale of a significant number of shares of our Class A common stock, including during the 90-day lock-up period, which could cause the market price of our Class A common stock to decline. In addition, because SunEdison owns a majority of the combined voting power of our common stock, the occurrence of an event of default, foreclosure, and a subsequent sale of all, or substantially all, of the shares of Class A common stock received upon foreclosure of any pledged securities could result in a change of control, even when such change may not be in the best interest of our stockholders. SunEdison, through its wholly-owned subsidiary, SunEdison Holdings Corporation, owns 62,726,654 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock.

We incur increased costs as a result of being a publicly traded company.

As a public company, we incur additional legal, accounting and other expenses that have not been reflected in our predecessor’s historical financial statements. In addition, rules implemented by the SEC and the NASDAQ

Global Select Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly.

Our legal, accounting and other expenses relating to being a publicly traded company will be paid for by our Sponsor under the Management Services Agreement without a fee for 2014, and with the relevant service fees for 2015, 2016 and 2017 capped at $4.0 million, $7.0 million, and $9.0 million, respectively. The Management Services Agreement does not have a fixed term, but may be terminated by us in certain circumstances, including upon the earlier to occur of (i) the five-year anniversary of the date of the agreement and (ii) the end of any 12-month period ending on the last day of a calendar quarter during which we generated cash available for distribution in excess of $350 million. Following the termination of the Management Services Agreement we will be required to pay for these expenses directly.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on our business and share price.

Prior to completion of our IPO on July 23, 2014, we had not operated as a public company and had not had to independently comply with Section 404(a) of the Sarbanes-Oxley Act. We are required to meet these standards in the course of preparing our financial statements as of and for the year ended December 31, 2015, and our management is required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an emerging growth company, as defined by the JOBS Act, our independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting, but we are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation to be provided by our independent registered public accounting firm after we cease to be an emerging growth company. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls after we cease to be an emerging growth company, investors could lose confidence in our financial information and the price of our Class A common stock could decline.

A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance. The existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

In 2012, First Wind identified a material weakness in its tax accounting processes. First Wind determined during the 2013 audit process that the material weakness in its tax accounting processes had not yet been remediated. Management has continued to implement the remediation plan it commenced during 2012 to address the material weakness. However, there can be no assurance as to when or whether we will remediate any remaining material weaknesses in First Wind’s internal control over financial reporting following the First Wind Acquisition.

We are an “emerging growth company” and have elected in this prospectus, and may elect in future SEC filings, to comply with reduced public company reporting requirements, which could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined by the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In this prospectus, we have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements and executive compensation. In addition, Section 107(b) of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt in” to such extended transition period election under Section 107(b). Therefore we are electing to delay adoption of new or revised accounting standards, and as a result, we may choose to not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies.

We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which such fifth anniversary will occur in 2019. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have taken advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to holders of our Class A common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive as a result of our reliance on these exemptions. If some investors find our Class A common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Class A common stock and the price for our Class A common stock may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements, other than purely historical information, including estimates, projections, statements related to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based are forward-looking statements within the meaning of the federal securities laws including, without limitation, our expectation that our liquidity will be sufficient to fund our operations for the next twelve months. These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are listed below and further disclosed under the section entitled Risk Factors, and the documents incorporated by reference herein:

•	our ability to integrate the First Wind assets and realize the anticipated benefits of the First Wind Acquisition;

•	counterparties’ to our offtake agreements willingness and ability to fulfill their obligations under such agreements;

•	price fluctuations, termination provisions and buyout provisions related to our offtake agreements;

•	our ability to enter into contracts to sell power on acceptable terms as our offtake agreements expire;

•	delays or unexpected costs during the completion of construction of certain projects we intend to acquire;

•	our ability to successfully identify, evaluate and consummate acquisitions;

•	government regulation, including compliance with regulatory and permit requirements and changes in market rules, rates, tariffs and environmental laws;

•	operating and financial restrictions placed on us and our subsidiaries related to agreements governing our indebtedness and other agreements of certain of our subsidiaries and project-level subsidiaries generally and in our New Revolver;

•	our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	our ability to compete against traditional and renewable energy companies;

•	hazards customary to the power production industry and power generation operations such as unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, interconnection problems or other developments, environmental incidents, or electric transmission constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	our ability to expand into new business segments or new geographies; and

•	our ability to operate our businesses efficiently, manage capital expenditures and costs tightly, manage risks related to international operations and generate earnings and cash flow from our asset-based businesses in relation to our debt and other obligations.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of Class A common stock by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any shares of Class A common stock offered by them under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of December 31, 2014.

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” and our consolidated financial statements and related notes thereto incorporated by reference herein.

December 31, 2014
(in thousands, except share data)	Actual
(unaudited)
Cash and restricted cash(1)	$549,393

Long-term debt (including current portion):
Revolver	$—
Term Loan	573,500
Project-level debt	1,024,595

Total long-term debt (including current portion)	1,598,095
Redeemable non-controlling interests	24,338
Shareholders’ Equity:
Class A common stock, par value $0.01 per share, 850,000,000 shares authorized, 42,217,984 shares issued and outstanding	387
Class B common stock, par value $0.01 per share, 140,000,000 shares authorized, 64,526,654 shares issued and outstanding	645
Class B1 common stock, par value $0.01 per share, 260,000,000 shares authorized, 5,840,000 shares issued and outstanding	58
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, none issued and outstanding	—
Additional paid-in-capital	497,556
Accumulated Deficit	(25,617)
Accumulated Other Comprehensive Income (Loss)	(1,637)
Non-controlling interests	1,044,529

Total equity	1,515,921

Total capitalization	$3,138,354

(1)	Amount includes non-current restricted cash of $10.5 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table shows selected historical combined consolidated financial data at the dates and for the periods indicated. The selected historical consolidated financial data as of and for the year ended December 31, 2014 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The selected historical combined consolidated financial data as of December 31, 2013 and for the years ended December 31, 2013 and 2012 have been derived from the audited combined consolidated financial statements of our accounting predecessor incorporated by reference in this prospectus. The historical combined consolidated financial data as of and for the years ended December 31, 2013 and 2012 are prepared on a carve-out basis and are intended to represent the financial results of SunEdison’s contracted renewable energy assets that were contributed to Terra LLC as part of our initial portfolio.

The following table should be read together with, and is qualified in its entirety by reference to, the historical combined consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. Among other things, the historical combined consolidated financial statements include more detailed information regarding the basis of presentation for the information in the following table.

For all periods prior to the IPO, the amounts shown in the table below represent the combination of the Company and Terra LLC, the accounting predecessor, and were prepared using SunEdison’s historical basis in assets and liabilities. For all periods subsequent to the IPO, the amounts shown in the table below represent the results of the Company, which consolidates Terra LLC through its controlling interest.

	For the year ended December 31,
(in thousands, except per share data)	2014	2013	2012
Statement of Operations Data:
Operating revenues, net	$125,864	$17,469	$15,694
Operating costs and expenses:
Cost of operations	10,544	1,024	837
Cost of operations—affiliate	7,903	911	680
General and administrative	20,984	289	177
General and administrative—affiliate	19,144	5,158	4,425
Acquisition and related costs	10,177	—	—
Acquisition and related costs—affiliate	5,049	—	—
Formation and offering related fees and expenses	3,570	—	—
Formation and offering related fees and expenses—affiliates	1,870	—	—
Depreciation, accretion and amortization	40,509	4,961	4,267

Total operating costs and expenses	119,750	12,343	10,386

Operating income	6,114	5,126	5,308
Other expense (income):
Interest expense, net	84,418	6,267	5,702
Gain on extinguishment of debt, net	(7,635)	—	—
Loss/(Gain) on foreign currency exchange, net	14,007	(771)	—
Other, net	438	—	—

Total other expense, net	91,228	5,496	5,702

Loss before income tax benefit	(85,114)	(370)	(394)
Income tax benefit	(4,689)	(88)	(1,270)

Net (loss) income	$(80,425)	$(282)	$876

Net loss attributable to TerraForm Power, Inc. Class A common stockholders	(25,617)	N/A	N/A
Basic loss per Class A common share	(0.87)	N/A	N/A
Diluted loss per Class A common share	(0.87)	N/A	N/A

Cash Flow Data:
Net cash provided by (used in):
Operating activities	82,578	(7,202)	2,890
Investing activities	(1,528,025)	(264,239)	(410)
Financing activities	1,912,960	272,482	(2,477)

	As of December 31,
(in thousands, except per share data)	2014	2013	2012
Balance Sheet Data (at period end):
Cash and cash equivalents	$468,393	$1,044	$3
Restricted cash(1)	81,000	69,722	8,828
Property and equipment, net	2,327,803	407,356	111,697
Long-term debt and financing lease obligations	1,598,095	408,109	75,498
Capital lease obligations	—	29,171	30,974
Total assets	3,378,018	566,877	158,955
Total liabilities	1,837,759	551,425	128,926
Redeemable non-controlling interests	24,338	—	—
Total stockholders’ equity	1,515,921	15,452	30,029

(1)	Restricted cash includes current restricted cash and non-current restricted cash included in “other assets” in the consolidated financial statements.

MANAGEMENT

Below is a list of names, ages (as of December 31, 2014) and a brief account of the business experience of persons who serve as our executive officers, other key officers and directors. Each of our executive officers and other key officers listed below were appointed to their respective position with us in January 2014, with the exception of Alejandro “Alex” Hernandez, who was appointed in September 2014.

Name	Age	Position
Carlos Domenech Zornoza	44	Director, President and Chief Executive Officer
Francisco “Pancho” Perez Gundin	43	Director, Executive Vice President and Chief Operating Officer
Alejandro “Alex” Hernandez	37	Executive Vice President and Chief Financial Officer
Kevin Lapidus	44	Senior Vice President, Corporate Development and M&A
Sebastian Deschler	43	Senior Vice President, General Counsel and Secretary
Ahmad Chatila	48	Director and Chairman
Brian Wuebbels	42	Director
Steven Tesoriere	36	Director
Martin Truong	38	Director
Mark Lerdal	55	Director
Mark Florian	56	Director
Hanif “Wally” Dahya	58	Director

Carlos Domenech Zornoza, Director, President and Chief Executive Officer

Carlos Domenech Zornoza serves as our President and Chief Executive Officer. Previously, Mr. Domenech Zornoza served as the Executive Vice President & President of SunEdison Capital from March 2013 to January 2014. After the acquisition of SunEdison by MEMC Electronic Materials, Inc. in November 2009, Mr. Domenech Zornoza served as the Executive Vice President & President of SunEdison. Before that, Mr. Domenech Zornoza served as the Chief Financial Officer of SunEdison beginning in September 2007 until he became its Chief Operating Officer in November 2008. Prior to joining SunEdison, Mr. Domenech Zornoza spent 14 years with General Electric, where he served in a variety of leadership roles, including serving as the Chief Financial Officer of Universal Pictures International Entertainment, then a division of General Electric. We believe Mr. Domenech Zornoza’s extensive energy industry and leadership experience enables him to provide essential guidance to our board of directors.

Francisco “Pancho” Perez Gundin, Director, Executive Vice President and Chief Operating Officer

Pancho Perez Gundin serves as our Chief Operating Officer. Previously, Mr. Perez Gundin served as the President of SunEdison Europe, EMEA and Latin America from June 2009 to January 2014. Mr. Perez Gundin began with SunEdison in operations in November 2008. Prior to joining SunEdison, Mr. Perez Gundin spent 14 years with Universal Pictures International Entertainment, where he served in a variety of financial roles, including most recently serving as Financial Director for that company. We believe Mr. Perez Gundin’s extensive leadership and financial and energy industry experience enables him to contribute significant managerial and financial oversight skills to our board of directors.

Alejandro “Alex” Hernandez, Executive Vice President and Chief Financial Officer

Alex Hernandez was appointed as our Chief Financial Officer in September 2014. Prior to joining us, Mr. Hernandez spent nine years with Goldman, Sachs & Co., where he served as a Managing Director in the

Investment Banking Division. In that role, Mr. Hernandez was responsible for primary coverage of North American energy companies in the power, utility, and renewable energy sectors, and provided strategic and capital markets advice to management teams and boards of directors.

Kevin Lapidus, Senior Vice President, Corporate Development and M&A

Kevin Lapidus serves as our Senior Vice President, Corporate Development and M&A. Mr. Lapidus also serves as the Senior Vice President, Corporate Development and M&A for SunEdison, a position he has held since January 2013. In that role, Mr. Lapidus manages SunEdison’s Global Corporate Development group and is responsible for company and project acquisitions, joint ventures and partnerships, and other capital raising and strategy initiatives. Previously, Mr. Lapidus served as SunEdison’s General Counsel from February 2007 until joining the Global Corporate Development group. Mr. Lapidus previously also managed SunEdison’s Government Affairs group. Prior to that, Mr. Lapidus served as the Senior Vice President and General Counsel of two other technology companies, and for six years served on the board of directors of the Washington Metropolitan Area Corporate Counsel Association (WMACCA), including serving as its president for one year. Mr. Lapidus was also an attorney at both Hale and Dorr LLP and Hogan & Hartson L.L.P.

Sebastian Deschler, Senior Vice President, General Counsel and Secretary

Sebastian Deschler serves as our Senior Vice President, General Counsel and Secretary. Previously, Mr. Deschler served as SunEdison’s Vice President and Head of Legal, EMEA and Latin America, from July 2010 to January 2014. Mr. Deschler previously served as Director, International Legal and Head of Legal, Europe, of SunEdison from December 2007 to June 2010. Prior to joining SunEdison, Mr. Deschler was an attorney at Milbank, Tweed, Hadley & McCloy LLP and Orrick, Herrington & Sutcliffe LLP in Washington, D.C., handling project finance, regulatory and corporate matters.

Ahmad Chatila, Director and Chairman

Ahmad Chatila serves as Chairman of our board of directors. Mr. Chatila serves as the President, Chief Executive Officer and as a member of the board of directors for SunEdison, positions he has held since March 2009. Prior to SunEdison, Mr. Chatila served as Executive Vice President of the Memory and Imaging Division, and head of global manufacturing for Cypress Semiconductor. Previously, Mr. Chatila served as managing director of Cypress’ Low Power Memory Business Unit. Prior to these roles at Cypress, Mr. Chatila served in sales at Taiwan Semiconductor Manufacturing Co. We believe Mr. Chatila’s extensive leadership experience enables him to play a key role in all matters involving our board of directors and contribute an additional perspective from the energy industry.

Brian Wuebbels, Director

Brian Wuebbels is a member of our board of directors. Mr. Wuebbels serves as the Executive Vice President and Chief Financial Officer of SunEdison, positions he has held since May 2012. Mr. Wuebbels has been with SunEdison/MEMC Electronic Materials, Inc. since 2007 and previously held various positions, including Vice President and General Manager—Balance of System Products, Vice President, Solar Wafer Manufacturing, Vice President of Financial Planning and Analysis and Vice President Operations Finance. Before joining MEMC, Mr. Wuebbels served as Vice President and Chief Financial Officer of Honeywell’s Sensing and Controls Business. Prior to that, Mr. Wuebbels spent 10 years at General Electric in various senior finance and operations roles in multiple businesses around the world. We believe Mr. Wuebbels’ extensive leadership and financial expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.

Steven Tesoriere, Director

Steven Tesoriere is a member of our board of directors. Mr. Tesoriere is a Managing Principal and Portfolio Manager of Altai Capital Management, L.P. Prior to founding Altai Capital in 2009, Mr. Tesoriere was an analyst at Anchorage Capital Group, L.L.C. from 2003 to 2009, and prior to that, he was an Associate at Goldman, Sachs & Co. and an Analyst at The Blackstone Group, L.P. Mr. Tesoriere is a member of the board of directors of SunEdison. Mr. Tesoriere brings extensive financial management experience and financial expertise to our board of directors which allows him to bring valuable contributions in finance development.

Martin Truong, Director

Martin Truong was appointed to our board of directors in connection with the completion of our IPO. Mr. Truong has served as SunEdison’s Vice President, General Counsel and Secretary since April of 2013 and was promoted to Senior Vice President in May of 2014. Mr. Truong joined SunEdison in February 2008 and has held various roles of increasing responsibility, most recently serving as SunEdison’s Assistant General Counsel with legal responsibilities for Emerging Markets, Solar Materials and intellectual property licensing and monetization. Mr. Truong’s extensive energy industry and leadership experience enables him to provide valuable guidance to our board of directors.

Mark Lerdal, Director

Mark Lerdal was appointed to our board of directors in connection with the completion of our IPO. Mr. Lerdal has served as the Executive Chairman of Leaf Clean Energy, a closed end fund focused on renewable energy investments since April 1, 2014. He has also been a Managing Director of MP2 Capital, LLC, a developer, owner and operator of solar generation assets since 2009. From September of 2011 to February of 2013 Mr. Lerdal served as President of Hydrogen Energy California, a developer of a carbon capture and sequestration facility. Prior to that time Mr. Lerdal was a Managing Director at KKR Finance in its debt securities division. He has been active in the renewable energy business for 30 years as an investor, operating executive and attorney. Mr. Lerdal also serves as a non-executive board member at Trading Emissions and Onsite Energy Corporation. Mr. Lerdal’s extensive energy industry and leadership experience enables him to provide valuable guidance to our board of directors.

Mark Florian, Director

Mark Florian was appointed to our board of directors in connection with the completion of our IPO. Mr. Florian has served as a Managing Director and the Head of Infrastructure Funds at First Reserve, a premier global energy-focused investment firm, since 2008. The energy infrastructure investment business of First Reserve currently has over $4 billion of assets under management. Prior to joining First Reserve, Mr. Florian had a 23-year career at Goldman Sachs, where he served in several senior roles, including Chief Operating Officer of Goldman Sachs’ Public Sector and Infrastructure Department. During his time at Goldman Sachs, Mr. Florian’s work spanned various areas of the firm, including the corporate investment banking, mergers & acquisitions and public finance areas. Mr. Florian’s experience in investment banking for infrastructure companies and his extensive experience in the energy industry enables him to provide essential guidance to our board of directors and management team.

Hanif “Wally” Dahya, Director

Hanif “Wally” Dahya was appointed to our board of directors in connection with the completion of our IPO. Mr. Dahya has served as the Chief Executive Officer of the Y Company LLC, a private investment firm that specializes in restructuring distressed assets in the emerging markets, focusing on Telecommunications, Energy, and Environmental Industries since 2007. Before founding the Y Company LLC, Mr. Dahya was a Partner at Sandler O’Neill & Partners LP, a full service investment banking firm specializing in serving financing institutions, from 1991 to 1997. Prior to that, Mr. Dahya worked at EF Hutton & Company, Inc. in the Corporate Finance group, served as a Managing Director at LF Rothschild & Company, Inc., and was a Managing Director at UBS Securities Inc. Mr. Dahya is currently a member of the Board of Directors of New York Community

Bancorp, Inc., for which he chairs the Investment Committee and the New York Commercial Bank Credit Committee and is a member of the Audit Committee, Nominating and Corporate Governance Committee, Risk Assessment Committee, Capital Adequacy Committee and the Asset Liability Committee. Mr. Dahya brings valuable energy industry and public company board experience to our board of directors.

Board Composition

Our board of directors consists of nine members.

Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management. Following the end of each year, our board of directors will conduct an annual self-evaluation, which includes a review of any areas in which the board of directors or management believes the board of directors can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the board of directors’ compliance with corporate governance principles. In fulfilling the board of directors’ responsibilities, directors have full access to our management and independent advisors.

Independence of the Board of Directors

For purposes of the applicable stock exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. SunEdison controls more than 50% of the combined voting power of our common stock and, as a result, has and will continue to have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors.

Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committee. We currently rely on the exceptions with respect to having a majority of independent directors, establishing a compensation committee or nominating committee and annual performance evaluations of such committees. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the audit committee, and we comply with the requirements of the Sarbanes-Oxley Act and the applicable NASDAQ rules, which require that our audit committee be composed of at least three members, each of whom is independent. In addition, we maintain a Corporate Governance and Conflicts Committee comprised of at least three independent directors.

Information Regarding the Board of Directors and its Committees

The board of directors met six times during 2014. The standing committees of our board of directors consists of an Audit Committee and a Corporate Governance and Conflicts Committee. Each of the committees reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. The following table provides membership and meeting information for each of the board committees during 2014:

Name	Audit	Corporate Governance & Conflicts

Ahmad Chatila	—	—

Brian Wuebbels	—	—

Carlos Domenech Zornoza	—	—

Hanif “Wally” Dahya	Chairperson	Member

Steven Tesoriere	Member	—

Martin Truong	—	—

Mark Lerdal	Member	Member

Francisco “Pancho” Perez Gundin	—	—

Mark Florian	—	Chairperson

Total meetings held in fiscal year 2014	5	10

Each board member attended at least 75% of the meetings of the board and applicable committees held in fiscal 2014 during the period for which such member was a director and/or committee member.

Below is a description of each committee of the board of directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by it, (ii) overseeing our independent registered public accounting firm’s qualifications, independence and performance, (iii) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, (iv) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, and (vi) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Tesoriere, Lerdal and Dahya. We believe that Messrs. Tesoriere, Lerdal and Dahya qualify as independent directors according to the rules and regulations of the SEC and the NASDAQ Global Select Market with respect to audit committee membership. We also believe that Mr. Dahya qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Mr. Dahya has been designated as the chairperson of the Audit Committee. Our board of directors has adopted a written charter for the Audit Committee which is available on our corporate website, http://www.terraform.com.

Corporate Governance and Conflicts Committee

Our Corporate Governance and Conflicts Committee is responsible for, among other matters: (i) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently, (ii) identifying best practices and recommending corporate governance principles, (iii) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us, and (iv) reviewing and approving proposed conflicted transactions between us and an affiliated party (including with respect to the purchase and sale of the Call Right Projects (as defined below), any ROFO Projects (as defined below) and any other material transaction between us and SunEdison).

Our Corporate Governance and Conflicts Committee consists of Messers. Lerdal, Florian and Dahya. We believe Messers. Lerdal, Florian and Dahya qualify as independent directors according to the rules and regulations of the SEC and the NASDAQ Global Select Market. Mr. Florian has been designated as the chairperson of the Corporate Governance and Conflicts Committee. Our board of directors has adopted a written charter for the Corporate Governance and Conflicts Committee which is available on our corporate website, http://www.terraform.com.

Compensation Committee

As a controlled company, we are not required to establish a compensation or nominating committee under NASDAQ rules and we have not established, and do not currently intend to establish, such committees.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight Management

The board of directors oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our board of directors oversees risk related to compensation policies. Our Corporate Governance and Conflicts Committee also considers and addresses risk as it performs its respective committee responsibilities. Both standing committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct is available on our website. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct that apply to our principal executive officer and financial and accounting officers by posting the required information on our website.

Non-Employee Director Compensation

The officers of SunEdison who also serve as our directors will not receive additional compensation for their service as one of our directors. Our directors who are not officers or employees of us or SunEdison are entitled to compensation as “non-employee directors” as set by our board of directors.

Our directors who are not employees of us or SunEdison are entitled to the following fees for their service on our board of directors and its committees:

•	$50,000 annual board of directors cash retainer;

•	$20,000 additional cash retainer for the chairman of the Audit Committee;

•	$7,500 additional cash retainer for each member of the Audit Committee; and

•	$12,500 additional cash retainer for the chairman of the Corporate Governance and Conflicts Committee and $5,000 additional cash retainer for each member of the Corporate Governance and Conflicts Committee.

In addition, certain of our directors who are not employees of us or SunEdison have been and will be awarded restricted stock units, or “RSUs,” for shares of our common stock on an annual basis (based on the date of the annual stockholder meeting for each year) in connection with their board service. RSUs are awarded in an amount such that the number of underlying shares of common stock has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 shares), which vest on the first anniversary of the grant date. For newly elected or appointed outside directors that become directors on a date other than the date of the annual stockholder meeting, such directors receive RSUs for a pro rata portion of the $150,000 total value based on their start date. Certain of our non-employee directors were awarded RSUs in 2014 as described below.

Each member of our board of directors will be indemnified for their actions associated with being a director to the fullest extent permitted under Delaware law.

2014 Director Compensation. The following table sets forth information about the compensation of each person, other than employees, who served as a director during the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total ($)
Hanif “Wally” Dahya	40,127	133,212	—	—	—	—	173,339
Steven Tesoriere	—	—	—	—	—	—	—
Mark Lerdal	33,439	133,212	—	—	—	—	166,651
Mark Florian	33,439	133,212	—	—	—	—	166,651

(1)	This column represents the grant date fair value for stock awards granted to the director in 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic No. 718”). See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 13, 2015, for a discussion of our assumptions in determining the grant date fair values of equity awards. As of December 31, 2014, no non-employee directors have outstanding option awards or unvested stock awards.

EXECUTIVE OFFICER COMPENSATION

We do not and will not directly employ any of the persons responsible for managing our business and we currently do not have a compensation committee. Our officers manage the day-to-day affairs of our business and are employed and compensated by SunEdison or a subsidiary of SunEdison, and perform services to us as contemplated under our Management Services Agreement. Each person serving as one of our executive officers is also an officer of SunEdison. SunEdison has informed us that it cannot identify the portion of compensation awarded to our executives by SunEdison that relates solely to their services to us, as SunEdison does not compensate its employees specifically for such services.

The ultimate responsibility and authority for compensation-related decisions for our executive officers resides with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any such compensation decisions will not be subject to any approvals by our board of directors or any committees thereof. Our executive officers, as well as other employees of SunEdison who provide services to us, may participate in employee benefit plans and arrangements sponsored by SunEdison, including plans that may be established in the future. In addition, certain of our officers and certain employees of SunEdison who provide services to us currently hold grants under SunEdison’s equity incentive plans and will retain these grants after the completion of this offering. We will not reimburse SunEdison for compensation related expenses attributable to any executive’s or employee’s time dedicated to providing services to us. Except as set forth below, we do not currently expect to have any long-term incentive or equity compensation plan in which our executive officers may participate.

Equity Incentive Awards

Pre-IPO Stock Grants

In connection with the formation of TerraForm Power, certain of our executive officers were granted restricted shares under the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan (the “ 2014 Incentive Plan”) which converted into shares of Class A common stock upon the completion of our IPO. The following table sets forth the number of shares issued to such executive officers following the conversion:

Name	Number of Shares of Class A Common Stock
Carlos Domenech Zornoza	1,688,960
Francisco “Pancho” Perez Gundin	808,152
Kevin Lapidus	328,312
Sebastian Deschler	138,901
Total	2,964,325

For each executive, other than in respect of the additional shares granted to Mr. Domenech Zornoza described in the paragraph below, 25% of the Class A common stock granted under the plan vested on the first anniversary of the date of the grant, 25% will vest on the second anniversary of the date of the grant and 50% will vest on the third anniversary of the date of grant, subject to accelerated vesting upon certain events. Under certain circumstances upon a termination of employment, any unvested shares of Class A common stock held by the terminated executive will be forfeited.

In addition, 476,732 of the restricted shares of Class A common stock issued to Mr. Domenech Zornoza are subject to different time-based vesting conditions, with 34% vesting upon the 6-month anniversary of our IPO, 33% vesting upon the one-year anniversary of our IPO and 33% vesting upon the 18-month anniversary of our IPO. These restricted shares will not be subject to forfeiture in the event of a termination of employment.

RSU Grants

In connection with the completion of our IPO, and on several occasions since then, our board of directors approved a grant of RSUs pursuant to the terms of the 2014 Incentive Plan to several persons who have provided or are providing services to us. These grants consist of approximately 830,000 RSUs which will vest in increments of 25% on the first anniversary of their respective grant date, 25% on the second anniversary of their respective grant date and 50% on the third anniversary of their respective grant date. These RSUs include 250,000 RSUs granted to Mr. Hernandez in September 2014. The RSUs will not entitle the holders to voting rights with respect to matters presented to our stockholders, and, except for Mr. Hernandez, holders of the RSUs will not have any right to receive dividends. The RSUs granted to Mr. Hernandez accrue cash dividend equivalent payments which are deferred and paid upon vesting.

Stock Option Grants

In connection with his appointment as Chief Financial Officer, Mr. Hernandez was granted 150,000 non-qualified stock options at a strike price of $29.31 under the terms of the 2014 Incentive Plan. 75,000 of the stock options will vest in increments of 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. With respect to the remaining 75,000 stock options, 25% has vested due to a 15% increase of the Company’s quarterly dividend per common share paid out to its Class A shareholders from $0.2257. Additional 25% tranches will vest upon further 15% increases from the relevant prior threshold. All such options shall expire on September 29, 2024 if not earlier vested and exercised.

TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan

The 2014 Incentive Plan became effective as of April 11, 2014. The material terms of the 2014 Incentive Plan are summarized below. Certain awards which have been made under the 2014 Incentive Plan are summarized above.

The purpose of the 2014 Incentive Plan is to enhance the profitability and value of the Company for the benefit of our stockholders by enabling us to offer eligible individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders. Eligibility to participate in the 2014 Incentive Plan is limited to our and our affiliates’ employees (including officers and directors who are employees) and consultants who are designated by our board or a committee of our board which is authorized to administer the plan, in its discretion, as eligible to receive awards under the 2014 Incentive Plan. The 2014 Incentive Plan provides for the grant of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock, performance shares, RSUs or any other cash or stock based award. The material terms of the 2014 Incentive Plan are as follows:

Shares Subject to the Plan. The maximum aggregate number of shares that may be issued under the 2014 Incentive Plan shall not exceed a number of shares of common stock that represent an aggregate 8.5% economic interest in Terra LLC, or 8,586,614 shares, based on the assumptions set forth in “The Offering—Certain Assumptions,” subject to certain adjustments to prevent dilution, of which 3,710,047 shares remain available for future issuances (the “Share Reserve”). This limitation does not apply to any awards settled in cash. To the extent any stock option or other stock-based award granted under the 2014 Incentive Plan is forfeited, cancelled, terminated, expires or lapses without having been exercised or paid in full, the shares subject to such awards will become available for future grant or sale under the 2014 Incentive Plan. The Class C common stock issued, subject to outstanding awards or reserved under the 2014 Incentive Plan, were converted at the time of our IPO into shares of Class A common stock. As used herein and in the 2014 Incentive Plan, references to “common stock” mean, prior to the completion of our IPO, our Class C common stock and, following the completion of our IPO, our Class A common stock.

Award Limitations. During the course of any fiscal year, the maximum number of shares subject to any award of stock options, stock appreciation rights, shares of restricted stock or other stock-based awards for which the grant of such award or the lapse of the relevant restricted period is subject to the attainment of performance goals, in each case, granted to any participant shall be equal to 50% of the Share Reserve under the 2014 Incentive Plan, provided that the maximum number of shares for all types of awards granted to any participant does not exceed 50% of the Share Reserve during any fiscal year. The maximum value of a cash payment to an individual made under an award with respect to a fiscal year shall be $10,000,000.

Plan Administration. The 2014 Incentive Plan provides that the plan will be administered by our board of directors. Our board of directors has the authority to amend and modify the plan, subject to any shareholder approval required by law or exchange rules. Subject to the terms of our 2014 Incentive Plan, our board of directors will have the authority to determine the terms, conditions and restrictions, including vesting terms, the number of shares of common stock subject to an award and the performance measures applicable to awards granted under the 2014 Incentive Plan, amend any outstanding awards and construe and interpret the 2014 Incentive Plan and the awards granted thereunder. Our board of directors also has the ability to delegate its authority to grant awards and/or to execute agreements or other documents on behalf of the board of directors to one or more of our officers (to the extent permitted by applicable law and applicable exchange rules), and has granted a limited authority to do so to our Chief Executive Officer.

Stock Options and Stock Appreciation Rights. Our board of directors may grant incentive stock options, non-qualified stock options and stock appreciation rights under our 2014 Incentive Plan, provided that incentive stock options can only be granted to eligible employees. Generally, the exercise price of stock options and stock appreciation rights will be fixed by the board of directors and set forth in the award agreement, but in no event will the exercise price be less than 100% of the grant date fair market value of shares of our common stock. The term of a stock option or stock appreciation right may not exceed ten years; provided, however, than an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the grant date fair market value of shares of our common stock. Upon a participant’s termination of service for any reason other than cause, death or disability, the participant may exercise his or her option during the time period ending on the earlier of three (3) months after such termination date or the term of the option. Upon a participant’s termination of service for death or disability, the participant (or his or her estate as applicable) may exercise his or her option during the time period ending on the earlier of 12 months after such termination date or the term of option. If a participant is terminated for cause, then all outstanding options (whether or not vested) shall immediately terminate and cease to be exercisable. Subject to the provisions of our 2014 Incentive Plan, our board of directors will determine the remaining terms of the stock options and stock appreciation rights.

Restricted Stock and Restricted Stock Units. Our board of directors will decide at the time of grant whether an award will be in restricted stock or RSUs. The board of directors will also determine the number of shares subject to the award, vesting and the nature of any performance targets. Subject to the terms of the award agreement, (i) recipients of restricted stock will have voting rights and be entitled to receive dividends with respect to their respective shares of restricted stock and (ii) the recipients of RSUs will have no voting rights or rights to receive dividends with respect to their respective RSUs. The award agreements with respect to the restricted stock granted to our executive officers as described above include voting and dividend rights.

Performance-Based Awards. Our board of directors will determine the value of any performance-based award, the vesting and nature of the performance measures and whether the performance award is denominated or settled in cash, in common stock or in a combination of both. The performance goals applicable to a particular award will be determined by our board of directors in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain. The performance goals will be objective and will include one or more of the following company-wide, parent, affiliate subsidiary, division, other operational unit, administrative department or product category of the company measures: revenue or revenue growth, diversity, economic value added, index comparisons, earnings or net income (before or after taxes), operating margin, peer company comparisons, productivity, profit margin, return on revenue, return on investment, return on capital, sales growth, return on assets, stock price, earnings per share, cash flow, free cash flow, working capital levels, working capital as a percentage of sales, days sales outstanding, months on hand, days payables outstanding, production levels or services levels, market share, costs, debt to equity ratio, net revenue or net revenue growth, gross revenue, base-business net sales, total segment profit, EBITDA, adjusted diluted earnings per share, earnings per share, gross profit, gross profit growth, adjusted gross profit, net profit margin, operating profit margin, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, pretax income, expenses, capitalization, liquidity, results of customer satisfaction surveys, quality, safety, cost management, process improvement, inventory, total or net operating asset turnover, operating income, total shareholder return, compound shareholder return, return on equity, return on invested capital, pretax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals. The applicable award agreement may provide for acceleration or adjustments to the performance targets.

Vesting. Subject to the limitations set forth in the 2014 Incentive Plan, our board of directors will determine the vesting terms (including any performance targets) governing each award at the time of the grant.

Transferability of Awards. Except as otherwise permitted by the board of directors or the 2014 Incentive Plan, the 2014 Incentive Plan does not allow awards to be transferred; provided, however, that (i) certain awards may be transferable by will or by the laws of descent and distribution; (ii) the board of directors may determine, in its sole discretion, at the time of grant or thereafter that a non-qualified stock option that is otherwise not transferable is transferable to a family member in whole or in part and in such circumstances, and under such conditions, as specified by the board of directors; and (iii) shares subject to awards made pursuant to other stock-based or cash-based awards may not be transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

Adjustment for Changes in Capitalization. In the event of a dissolution or liquidation, a sale of substantially all of our assets (in one or a series of transactions), a merger or consolidation with or into any other corporation (regardless of whether we are the surviving corporation), or a statutory share exchange involving capital stock, a divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments will be made in the number and price of shares subject to each outstanding award, as well as to the share limitations contained in the 2014 Incentive Plan.

Change in Control. Unless otherwise provided in an award agreement, in the event of a participant’s termination without cause or good reason during the 12-month period following a “change in control” (as defined in the 2014 Incentive Plan), all options and stock appreciation rights shall become immediately exercisable, and/or the period of restriction shall expire and the award shall vest immediately with respect to 100% of the shares of restricted stock, restricted stock units, and any other award, and/or all performance goals or other vesting criteria will be deemed achieved at 100% target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination. In addition, in the event of a change in control, an award may be treated, to the extent determined by our board of directors to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by our board of directors in its sole discretion: (i) upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share received or to be received by other shareholders in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2014 Incentive Plan, as determined by the board of directors in its sole discretion. In the case of any option or stock appreciation right with an exercise price that equals or exceeds the price paid for a share in connection with the change in control, the board of directors may cancel the option or stock appreciation right without the payment of consideration therefor. Except as noted above, the award agreements with respect to the restricted stock granted to our executive officers as described above provides for acceleration of all unvested shares of restricted stock upon a change in control.

Acceleration. Notwithstanding the terms of the applicable award agreement, our board of directors has the power to accelerate the time at which an award may first be exercised or the time during which an award, or any part thereof, will vest in accordance with the 2014 Incentive Plan.

Amendment, Modification or Termination of the 2014 Incentive Plan. Our board of directors has the authority to amend, modify, terminate or suspend this 2014 Incentive Plan or amend any or all of the applicable award agreements made pursuant to the 2014 Incentive Plan to the extent permitted by law, subject to any stockholder approval required by law or exchange rules for certain amendments; provided that no termination, suspension or modification of the 2014 Incentive Plan may materially or adversely affect any right acquired by any award recipient prior to such termination, suspension or modification without the consent of the award recipient. Our 2014 Incentive Plan will terminate on the ten-year anniversary of its approval by our board of directors, unless terminated earlier pursuant to the terms of the 2014 Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(Excluding Securities Reflected in Column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders		$29.31	2,734,104

Equity compensation plans not approved by security holders	—	—	—

Total		$29.31	2,734,104

(1)	Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the 2014 Incentive Plan – 150,000; and (ii) shares to be issued upon the vesting of outstanding RSUs granted under the 2014 Incentive Plan – 830,000.
(2)	This value does not take into account any of the RSUs discussed in Note 1 above.
(3)	Does not include outstanding restricted stock awards because those are shares outstanding. Includes shares available for issuance under the 2014 Incentive Plan. No more than number of the shares making up the Share Reserve may be granted as incentive stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 27, 2015 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

This table lists applicable percentage ownership based on 56,017,984 shares of our Class A common stock, 62,726,654 shares of our Class B common stock, and 5,840,000 shares of our Class B1 common stock (collectively, our “Common Stock”), in each case outstanding as of March 9, 2015. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of March 9, 2015 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Class A Common Stock, Class B Common Stock, or Class B1 Common Stock(1)	Percent of Total Outstanding Common Stock
5% Stockholders:
SunEdison(2)	62,726,654	50.3%
Riverstone(3)	5,840,000	4.7%
Directors and Executive Officers:
Carlos Domenech Zornoza(4)	1,738,860	1.4%
Francisco “Pancho” Perez Gundin	808,152	*
Alejandro “Alex” Hernandez	18,750	*
Kevin Lapidus	341,312	*
Sebastian Deschler	140,901	*
Ahmad Chatila	—	—
Brian Wuebbels	5,000	*
Steven Tesoriere(5)	1,800,000	1.4%
Martin Truong	7,500	*
Mark Lerdal	10,000	*
Mark Florian	—	—
Hanif “Wally” Dahya	—	—
Sanjeev Kumar(6)	102,519	*
Directors, Director Nominees and Executive Officers as a group (13 persons)	4,954,244	4.0%

*	Less than one percent
(1)	Represents shares of Class A common stock or shares of Class B common stock and Class B1 common stock that are exchangeable at any time for shares of Class A common stock on a 1:1 basis. Each share of our Class B common stock is entitled to 10 votes per share.

(2)	Represents shares of Class B common stock held directly by SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison. SunEdison Holdings Corporation does not own any shares of Class A common stock. However, SunEdison Holdings Corporation owns 62,726,654 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock at any time. As a result, SunEdison Holdings Corporation may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for these entities is 13736 Riverport Drive, Suite 1000, Maryland Heights, Missouri 63043.
(3)	Represents shares of Class B1 common stock received by Riverstone in connection with our acquisition of the Mt. Signal project from Silver Ridge Power, LLC. Riverstone does not own any shares of Class A common stock. However, Riverstone owns 5,840,000 Class B1 units of Terra LLC, which are exchangeable (together with shares of our Class B1 common stock) for shares of our Class A common stock at any time. As a result, Riverstone may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for this entity is 4301 N. Fairfax Drive, Suite 360, Arlington, Virginia 22203.
(4)	Does not include shares of Class A common stock indirectly owned based on Mr. Domenech’s 38.4% limited partnership interest in Everstream Incentive LP.
(5)	Mr. Tesoriere serves as managing principal of Altai Investment Manager and member of IMGP. In such capacity, Mr. Tesoriere may be deemed to beneficially own the shares held by Altai Capital Master Fund, Ltd., or “ACMF.” Mr. Tesoriere disclaims beneficial ownership of the securities held by ACMF except to the extent of his pecuniary interest therein. Such shares are also reported above in the holdings of ACMF. The principal place of business of Mr. Tesoriere is 152 West 57th Street, 10th Floor, New York, New York 10019.
(6)	Effective September 29, 2014, Mr. Sanjeev Kumar resigned as Chief Financial Officer.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the shares of Class A common stock owned by the selling stockholders named below. Such selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Class A common stock owned by them. The selling stockholders, however, make no representations that the shares of Class A common stock will be offered for sale. The table below presents information regarding the selling stockholders and the shares of Class A common stock that each such selling stockholder may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of each selling stockholder;

•	the number of shares of Class A common stock beneficially owned by each selling stockholder prior to the sale of such shares covered by this prospectus;

•	the number of shares of Class A common stock that may be offered by each selling stockholder pursuant to this prospectus;

•	the number of shares of Class A common stock to be beneficially owned by each selling stockholder following the sale of any such shares covered by this prospectus; and

•	the percentage of our issued and outstanding common stock to be owned by each selling stockholder following the sale of any shares of Class A common stock covered by this prospectus based on shares of Class A common stock issued and outstanding as of March 27, 2015.

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Class A common stock that they presently own. Unless otherwise indicated in the footnotes, shares in the table refer to shares of outstanding Class A common stock.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Class A Common Stock to be Offered	Shares of Class A Common Stock Beneficially Owned after Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
Tortoise Select Opportunity Fund(1)	25,000	25,000	—	—
Tortoise Power and Energy Infrastructure Fund, Inc.(2)	247,822	130,000	117,822	*
Baron Asset Fund(3)	860,314	333,334	526,980	1.2
Baron Focused Growth Fund(4)	108,333	83,333	25,000	*
Baron Opportunity Fund(5)	136,833	99,833	37,000	*
Kingdon Associates (6)	221,650	119,350	102,300	*
M. Kingdon Offshore Master Fund L.P. (6)	382,850	206,150	176,700	*
Kingdon Family Partnership, L.P. (6)	45,500	24,500	21,000	*
Kingdon Credit Master Fund L.P. (6)	160,000	150,000	10,000	*
Capital Ventures International(7)	100,000	100,000	—	—
Luminus Energy Partners Master Fund, Ltd.(8)	1,359,489	600,000	759,489	1.8
Glenview Capital Management, LLC(9)	1,666,667	1,666,667	—	—
Zimmer Partners, LP(10)	1,328,499	1,328,499	—	—
Samlyn Offshore Master Fund, Ltd.(11)	984,091	326,000	658,091	2.4
Samlyn Onshore Fund, LP(12)	525,340	174,000	351,340	*
Salient Capital Advisors, LLC(13)	585,453	193,700	391,753	*
Salient MLP & Energy Infrastructure Fund II(14)	776,122	239,633	536,489	1.3
Omega Advisors, Inc.(15)	1,333,334	1,333,334	—	—
Steadfast International Master Fund Ltd.(16)	2,226,059	910,500	1,315,559	3.1
American Steadfast, L.P.(17)	1,283,289	525,600	757,689	1.8
Steadfast Capital L.P.(18)	157,046	63,900	93,146	*
BlackRock, Inc.(19)	1,664,381	1,200,000	464,381	1.1
AT MLP Fund LLC(20)	529,602	500,000	29,602	*
Prudential Utility Fund d/b/a Prudential Jennison Utility Fund, a series of Prudential Sector Funds, Inc.(21)	1,333,334	1,333,334	—	—
R/C US Solar Investment Partnership, L.P. (Riverstone) (22)	5,840,000	5,840,000	—	—

*	Less than one percent.
(1)	The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(2)	The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(3)	The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(4)

The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(5)	The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(6)	Kingdon Capital Management, L.L.C., a Delaware limited liability company (“Kingdon Capital Management”), serves as investment manager to each of Kingdon Associates, a New York limited partnership, M. Kingdon Offshore Master Fund L.P., a Cayman Islands exempted limited partnership, Kingdon Family Partnership, L.P., a New York limited partnership, and Kingdon Credit Master Fund L.P., a Cayman Islands exempted limited partnership and other clients that hold Class A Common Stock. In such capacity, Kingdon Capital Management may be deemed to have voting and discretionary power over the Class A Common Stock held by each of these funds. Mark Kingdon is the managing member of Kingdon Capital Management.
(7)	The names of persons who have voting or investment control over the Class A common stock owned by Capital Ventures International are Heights Capital Management, Inc., authorized agent of Capital Ventures International, and its investment manager, Martin Kobinger. Mr. Kobinger disclaims any such beneficial ownership of the shares. Additionally, Capital Ventures International has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(8)	The names of the persons who have voting or investment control over the Class A common stock owned by Luminus Energy Partners Master Fund, Ltd. are Luminus Management, Ltd. and its director, Jonathan Barrett. Mr. Barrett disclaims any such beneficial ownership of the shares.
(9)	The total number of Class A common stock beneficially owned prior to the offering and being offered hereby includes: 49,280 shares held by Glenview Capital Partners, L.P.; 286,643 shares held by Glenview Institutional Partners, L.P.; 568,744 shares held by Glenview Capital Master Fund, Ltd.; 333,660 shares held by Glenview Capital Opportunity Fund, L.P.; and 428,340 shares held by Glenview Offshore Opportunity Master Fund Ltd. The Glenview entities have indicated that Glenview Capital Management, LLC exercises voting and investment power with respect to the shares. The Glenview entities have also indicated that Larry Robbins is the Chief Executive Officer of Glenview Capital Management, LLC. Each of Glenview Capital Management LLC and Larry Robbins disclaim beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.
(10)	The total number of Class A common stock beneficially owned prior to the offering and being offered hereby includes: 187,100 shares held by P Zimmer Ltd.; 1,044,300 shares held by ZP Master Utility Fund, Ltd; and 97,099 shares held by ZP Energy Fund, L.P. The Zimmer entities have indicated that Zimmer Partners, LP, as investment manager, and Zimmer Partners GP, LLC, as general partner of Zimmer Partners, LP, exercise voting and investment power with respect to the shares. The Zimmer entities have also indicated that Stuart J. Zimmer is the managing member of Zimmer Partners GP, LLC. Mr. Zimmer disclaims any such beneficial ownership of the shares.
(11)	The names of persons who have voting or investment control over the Class A common stock owned by Samlyn Offshore Master Fund, Ltd. are Samlyn Capital, LLC, and its managing member, Robert Pohly. Mr. Pohly disclaims any such beneficial ownership of the shares.
(12)	The names of persons who have voting or investment control over the Class A common stock owned by Samlyn Onshore Fund, LP are Samlyn Partners, LLC, and its managing member, Robert Pohly. Mr. Pohly disclaims any such beneficial ownership of the shares.
(13)

The total number of Class A common stock beneficially owned prior to the offering includes: 489,501 shares held by Salient MLP Fund, L.P., of which 155,133 shares are offered hereby; and 95,952 shares held by Salient MLP TE Fund, L.P., of which 38,567 shares are offered hereby. The Salient entities have indicated that Salient Capital Advisors, LLC exercises voting and investment power with respect to the shares. The Salient entities have also indicated that Gregory A. Reid is the managing member of Salient Capital Advisors, LLC. Mr. Reid disclaims any such beneficial ownership of the shares. Additionally, the

Salient entities have indicated that they are an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares they had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(14)	The selling stockholder is a registered investment company under the Investment Company Act of 1940.
(15)	The total number of Class A common stock beneficially owned prior to the offering and being offered hereby includes: 107,000 shares held by Beta Equities, Inc.; 14,000 shares held by Barnabas Health, Inc.; 468,334 shares held by Omega Overseas Partners, Ltd.; 11,000 shares held by Permal LGC Ltd.; 29,000 shares held by VMT II, LLC; 168,000 shares held by Omega Capital Investors, L.P.; 365,000 shares held by Omega Capital Partners, L.P.; and 171,000 shares held by Omega Equity Investors, L.P. Omega Advisors, Inc., as the investment manager of the entities listed in the previous sentence, exercises voting and investment power with respect to the shares. Omega Capital Investors, L.P., Omega Capital Partners, L.P. and Omega Equity Investors, L.P., have also indicated that Omega Associates, LLC, as general partner, also exercises voting and investment power with respect to the shares held by each of them. Leon G. Cooperman is the managing member of Omega Associates, LLC and the president and sole shareholder of Omega Advisors, Inc. Mr. Cooperman disclaims any such beneficial ownership of the shares.
(16)	The names of persons who have voting or investment control over the Class A common stock owned by Steadfast International Master Fund Ltd. are Steadfast Capital Management LP, its investment manager, and Robert S. Pitts, the controlling principal of Steadfast Capital Management LP.
(17)	The names of persons who have voting or investment control over the Class A common stock owned by American Steadfast, L.P. are Steadfast Capital Management LP, its investment adviser, and Robert S. Pitts, the controlling principal of Steadfast Capital Management LP.
(18)	The names of persons who have voting or investment control over the Class A common stock owned by Steadfast Capital, L.P. are Steadfast Advisors LP, its general partner, and Robert S. Pitts, the controlling principal of Steadfast Advisors LP.
(19)	BlackRock, Inc. is the ultimate parent holding company of certain advisory subsidiaries that have the power to vote or dispose of the referenced securities. Of the 1,664,381 shares listed above, 930,968 shares are for the benefit of BlackRock Global Allocation Fund, Inc., of which 667,723 shares are offered hereby; 192,089 shares are for the benefit of BlackRock Global Allocation V.I. Fund of the BlackRock Variable Series Funds, Inc., of which 138,179 shares are offered hereby; 4,254 shares are for the benefit of BlackRock Global Allocation Portfolio of the BlackRock Series Fund, Inc., of which 3,051 shares are offered hereby; 16,563 shares are for the benefit of BlackRock Global Allocation Fund (Australia), of which 11,939 shares are offered hereby; 11,002 shares are for the benefit of MassMutual Select BlackRock Global Allocation Fund, of which 7,883 shares are offered hereby; 55,187 shares are for the benefit of JNL/BlackRock Global Allocation Fund of JNL Series Trust, of which 39,771 shares are offered hereby; 388,206 shares are for the benefit of BlackRock Global Funds – Global Allocation Fund, of which 284,073 shares are offered hereby; 24,476 shares are for the benefit of BlackRock Global Funds – Global Dynamic Equity Fund, of which 17,813 shares are offered hereby; 12,508 shares are for the benefit of AZL BlackRock Global Allocation Fund, a Series of Allianz Variable Insurance Products Trust, of which 9,032 shares are offered hereby; and 28,528 shares are for the benefit of BlackRock Global Allocation Collective Fund, of which 20,536 shares are offered hereby (collectively, the “BlackRock Funds”). On behalf of BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Institutional Trust Company, N.A., the Investment Manager, Adviser, Sub-Adviser and/or Trustee (as applicable) of the BlackRock Funds, Dennis Stattman, as a Managing Director of BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Institutional Trust Company, N.A., has voting and investment power over the shares held by the BlackRock Funds. Mr. Stattman expressly disclaims beneficial ownership of all shares held by the BlackRock Funds. Additionally, the BlackRock Funds have indicated that they are an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares they had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(20)

The names of persons who have voting or investment control over the Class A common stock owned by AT MLP FUND LLC are Atlantic Trust Company, N.A., and its portfolio managers, Paul McPheeters and Adam Karpf. Mr. McPheeters and Mr. Karpf disclaim any such beneficial ownership of the shares.

(21)	The selling stockholder is a registered investment company under the Investment Company Act of 1940. Additionally, the selling stockholder has indicated that it is an affiliate of a broker-dealer and (1) purchased the shares in the ordinary course of business and (2) at the time of purchase of the shares it had no agreements or understandings, directly or indirectly, with any person, to distribute the shares.
(22)	The Riverstone entities have indicated that Riverstone/Carlyle Renewable Energy Grant GP, L.L.C. is the general partner of the selling stockholder; however, its sole member, R/C Renewable Energy GP II, LLC, exercises investment discretion and control over the Class A common stock beneficially owned by the selling stockholder. R/C Renewable Energy GP II, LLC is managed by a seven person investment committee of Pierre F. Lapeyre, Jr., David M. Leuschen, Ralph C. Alexander, Michael B. Hoffman, Stephen B. Schaefer, Daniel A. D’Aniello and Edward J. Mathias. Each such member of the investment committee disclaims any such beneficial ownership of the shares. Prior to any sale, Riverstone will exchange the relevant amount of shares of Class B1 common stock and Class B1 units of Terra LLC for an equivalent amount of shares of our Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

As provided by our corporate governance and conflicts committee charter adopted in connection with our initial public offering, our corporate governance and conflicts committee is responsible for reviewing and recommending to the board whether to approve in advance any material related party transactions between us and SunEdison or its affiliates. The members of our corporate governance and conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors.

Our Relationship with SunEdison, Inc.

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the Securities and Exchange Commission at www.sec.gov.

IPO Private Placements

On July 3, 2014, ACMF and Everstream Opportunities (the “IPO Private Placement Purchasers”), entered into stock purchase agreements with us pursuant to which they purchased an aggregate of $65.0 million of our Class A common stock at a price per share equal to the IPO price in separate private placement transactions (the “IPO Private Placements”). Mr. Steven Tesoriere, a member of our board of directors, is a managing principal of Altai Capital Management, L.P., which is the investment adviser of ACMF, the associated investment fund which purchased Class A common stock in the IPO Private Placements. In addition, Mr. Carlos Domenech Zornoza, our President and Chief Executive Officer, holds a 38.4% limited partnership interest in Everstream Incentive LP, which is associated with Everstream Opportunities, the investment fund which purchased Class A common stock in the IPO Private Placements.

In addition, the stock purchase agreements provided for registration rights pursuant to which the IPO Private Placement Purchasers will be entitled to up to two long form registrations on Form S-1 and five short-form registrations on Form S-3 (in each case, so long as the aggregate market value of the shares to be registered equals at least $20.0 million, or at least $10.0 million if the shares to be registered constitute all of the registrable securities held by such IPO Private Placement Purchasers), the right to demand a shelf registration statement be filed, and “piggyback” registration rights for shares of Class A common stock acquired pursuant to the IPO Private Placements. A demand registration may take any form, including an underwritten offering and a shelf registration, provided that the investors are only entitled to two long form registrations and five short-form registrations (including takedowns from a resale shelf registration statement).

Project Support Agreement

Immediately prior to the completion of our IPO, Terra LLC entered into a Support Agreement with SunEdison (the “Support Agreement”), pursuant to which SunEdison provides Terra LLC the opportunity to acquire the Call Right Projects (as defined below) and a right of first offer with respect to the right of first offer, or “ROFO,” Projects, as described below.

Call Right Projects

Pursuant to the Support Agreement, SunEdison provides us and our subsidiaries with the right, but not the obligation, to purchase for cash certain solar projects from its project pipeline (the “Call Right Projects”). The Call Right Projects consist of (i) a list of identified projects and (ii) other projects to be identified in the future that are both (a) located in the United States, Canada, the United Kingdom, Chile or any other country on which we and SunEdison mutually agree and (b) subject to a fully executed power purchase agreement, energy hedge contract, renewable energy certificate contract or solar renewable energy contract, as applicable (each, a “PPA”) (or expected to be subject to a fully executed PPA prior to the commencement of commercial operations date, or “COD,” for such project) with a creditworthy counterparty, as determined in our reasonable discretion. The timing of the payment of the purchase price paid by us to SunEdison for the Call Right Projects shall be as mutually agreed between us and SunEdison.

The Support Agreement requires SunEdison to add qualifying projects from its development pipeline to the Call Right Project list on a quarterly basis until we have been offered Call Right Projects that have the specified minimum amount of projected future twelve months cash available for distribution, or “Projected FTM CAFD,” for each of the periods covered by the Support Agreement. In addition, SunEdison will be permitted to remove a project from the list of Call Right Projects if, in its reasonable discretion, the project is unlikely to be successfully completed, effective upon notice to us. In that case, the Sponsor will be required to replace such project with one or more additional reasonably equivalent projects that have a similar economic profile.

SunEdison’s commitment is to offer us Call Right Projects with aggregate Projected FTM CAFD of $175.0 million by the end of 2016. The Support Agreement requires SunEdison to offer us solar projects from the completion of our IPO through the end of 2015 that have Projected FTM CAFD of at least $75.0 million, and to offer us solar projects during 2016 that have Projected FTM CAFD of at least $100.0 million. If the amount of Projected FTM CAFD provided from the completion of our IPO through 2015 is less than $75.0 million or the amount of Projected FTM CAFD provided during 2016 is less than $100.0 million, SunEdison has agreed that it will continue to offer sufficient Call Right Projects until the total aggregate Projected FTM CAFD commitment has been satisfied.

The Support Agreement provides that we will work with SunEdison to mutually agree on the fair market value and Projected FTM CAFD of each Call Right Project. In the case of the Call Right Projects that are added to the list in the future, this process, with respect to the price, will occur within a reasonable time after the new Call Right Project is added to the list of identified Call Right Projects. If we are unable to agree on a price or Projected FTM CAFD for a project within 90 calendar days after it is added to the list (or with respect to Projected FTM CAFD such shorter period as will still allow Terra LLC to timely complete the relevant call right exercise process), we and SunEdison, upon written notice from either party, will engage a third-party advisor to determine the price or Projected FTM CAFD of such project. We and SunEdison will each pay 50% of the fees and expenses of any third-party advisor that is retained pursuant to the Support Agreement; provided that if we do not agree to purchase the project in question, we will be responsible for 100% of such fees and expenses. We have agreed to pay cash for each Call Right Project that we acquire, unless we and SunEdison otherwise mutually agree. In the event SunEdison receives a bona fide offer for a Call Right Project from a third party prior to the time we provide SunEdison written notice of our exercise of our right to purchase a Call Right Project, SunEdison must give us notice of such offer in reasonable detail and we will have the right to acquire such Call Right Project on terms substantially similar to those SunEdison could have obtained from such third party and at a price no less than the price specified in the third-party offer. If we decline to exercise our purchase right, SunEdison will be permitted to sell the applicable project to a third party. Notwithstanding the foregoing, after the price for a Call Right Project has been agreed or determined and until the total aggregate Projected FTM CAFD commitment has been satisfied, SunEdison may not market, offer or sell that Call Right Project to any third party without our consent.

We will be permitted to exercise our call right with respect to any Call Right Project identified in the Support Agreement at any time during the applicable call right period for that Call Right Project, which generally will begin on the date of the agreement with respect to identified projects or the date a project is added to the Call Right Project list and will end 30 days prior to the project’s COD. If we exercise our option to purchase a Call Right Project under the Support Agreement, SunEdison will be required to sell us that project on or about the date of its COD unless we otherwise agree to a different date.

ROFO Projects

The Support Agreement provides that SunEdison will grant us a right of first offer with respect to any proposed sale or other transfer of any solar project or portfolio of projects developed by SunEdison during the six-year period following the completion of our IPO (other than Call Right Projects) located in the United States, Canada, the United Kingdom, Chile and other jurisdictions we and SunEdison may agree on. We refer to these projects as the ROFO Projects. SunEdison agrees to negotiate with us in good faith, for a period of 30 days, to reach an agreement with respect to any proposed sale of a ROFO Project for which we have exercised our right of first offer before it may sell or otherwise transfer such ROFO Project to a third party. If we and SunEdison are unable to agree upon terms with respect to a ROFO Project, SunEdison will have the right to sell such project to a third party on terms generally no less favorable to SunEdison than those offered to us.

SunEdison will not be obligated to sell any of the ROFO Projects and, therefore, we do not know when, if ever, any ROFO Projects will be offered to, or acquired by, us. In addition, in the event that SunEdison elects to sell ROFO Projects, SunEdison will not be required to accept any offer we make and may choose to sell the projects to a third party (provided that the terms are no less favorable to SunEdison than those offered to us) or not to sell the projects at all.

Corporate Governance and Conflicts Committee

For as long as SunEdison has voting control over us, any material action taken by us under the Support Agreement, including any termination or amendment thereof, the exercise or waiver of any of our rights thereunder and the terms and conditions of any definitive agreement for the purchase and sale of a Call Right Project will require the approval of our Corporate Governance and Conflicts Committee.

Termination

We or SunEdison will have the right to terminate the Support Agreement upon written notice if the other party materially breaches or defaults in the performance of its obligations under the Support Agreement or under any transaction agreement entered into by the parties in connection with any of the Call Right Projects or the ROFO Projects, and such breach or default is continuing for 30 days after the breaching party has been given a written notice specifying such default or breach.

Project-Level Management and Administration Agreements

While projects are under construction and after they reach COD, affiliates of SunEdison will provide certain services to our project-level entities.

Under the engineering, procurement and construction, or “EPC,” contracts for projects developed by SunEdison, the relevant Sponsor affiliates provide liquidated damages to cover delays in project completions, as well as market standard warranties, including performance ratio guaranties for periods that generally range between two and five years depending on the relevant market. The operating and maintenance, or “O&M,” contracts cover preventive and corrective maintenance services for a fee as defined in such agreement. The relevant Sponsor affiliates also provide generation availability guarantees of 99% for a majority of the projects covered by such O&M agreements (on a MW basis), and related liquidated damage obligations. In certain cases, asset management contracts cover the provision of asset management services to the relevant project-level entity. For the year ended December 31, 2014, SunEdison received a total of approximately $346.8 million in compensation under the related EPC contracts and $7.9 million in compensation under the related O&M contracts.

Management Services Agreement

Immediately prior to the completion of our IPO, we, Terra LLC, TerraForm Power Operating, LLC, or “Terra Operating LLC,” and SunEdison entered into the Management Services Agreement pursuant to which SunEdison agreed to provide or arrange for other service providers to provide management and administration services to us and our subsidiaries.

Services Rendered

Under the Management Services Agreement, SunEdison or certain of its affiliates provides or arranges for the provision by an appropriate service provider of the following services:

•	causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	identifying, evaluating and recommending to us acquisitions or dispositions from time-to-time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•	recommending and implementing our business strategy, including potential new markets to enter;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•	recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	recommending to us suitable candidates to serve on the boards of directors or their equivalents of our subsidiaries;

•	making recommendations with respect to the exercise of any voting rights to which we are entitled in respect of our subsidiaries;

•	making recommendations with respect to the payment of dividends by us or any other distributions by us, including distributions to holders of our Class A common stock;

•	monitoring and/or oversight of the applicable accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which we are sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•	attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of us, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns;

•	causing our annual consolidated financial statements and quarterly interim financial statements and, as applicable, local statutory accounts to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•	making recommendations in relation to and effecting the entry into insurance policies covering our assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for purposes of applicable securities laws;

•	providing individuals to act as senior officers as agreed from time-to-time, subject to the approval of the relevant board of directors or its equivalent;

•	advising us regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time-to-time be agreed with us that are reasonably related to our day-to-day operations.

In the event we are able to, or otherwise elect to, provide any or all of the services ourselves then SunEdison will not provide such services. The services provided by SunEdison are subject to the supervision of our Corporate Governance and Conflicts Committee and SunEdison will only provide the services requested by the Corporate Governance and Conflicts Committee and will at all times comply with our conflicts of interest policy.

In addition, pursuant to the Management Services Agreement, we are required to, and to cause our subsidiaries to, use commercially reasonably efforts to have SunEdison or an affiliate of SunEdison act as the primary operating and maintenance and asset management counterparty for the projects in our portfolio on terms and conditions that are market standard and otherwise reasonably acceptable to our Corporate Governance and Conflicts Committee. The amounts paid by us in respect of such services will not exceed the fair market value of such services (determined as the price that would be applicable between an unrelated service provider and recipient). Notwithstanding the foregoing, (i) if, in the good-faith determination of one of our senior executive officers, it would be commercially unreasonable to engage SunEdison to provide operating and maintenance or asset management services or (ii) with respect to projects located in markets where SunEdison does not provide operating and maintenance or asset management services, we may engage third parties for such services.

Non-Compete

Each of TerraForm Power, Terra LLC and Terra Operating LLC have agreed that it and its affiliates will not, and will not agree to, directly or indirectly in each case without the consent of SunEdison, engage in certain activities competitive with SunEdison’s power project development and construction business. These activities include:

•	engaging in, providing financing for or arranging any power project development activity;

•	acquiring, purchasing, obtaining or investing in any equity or other ownership interest of any other person engaged in the business of developing or constructing power projects, or the “Power Development or Construction Business,” except to the extent (i) in connection with such acquisition, purchase or investment SunEdison is permitted to acquire, purchase or invest in, as applicable, at fair market value, all or the relevant part of such Power Development or Construction Business, or (ii) TerraForm Power, Terra LLC, Terra Operating LLC and the relevant service recipient agree, prior to such acquisition, purchase or investment, to divest and transfer to an unrelated third party such Power Development or Construction Business within six months after the completion of such acquisition, purchase or investment;

•	except as permitted in the Management Services Agreement, engaging in any commercial activities, negotiations, planning, exploratory or strategic discussions or other similar activities that relate to, or are otherwise designed to facilitate, finance, induce or otherwise assist any person in the development or construction of any power project;

•

prior to the date on which (i) control over the relevant power project site has been obtained by the relevant party, including through the execution of appropriate purchase option, lease option or similar agreements; (ii) a PPA or other energy offtake agreement has been secured for such project by the relevant party; and (iii) such project has reached mechanical completion, which is prior to the project being placed into service, such date, the “Construction Completion Date,” making any payment to any person to facilitate, finance, induce or otherwise assist the construction of a power project; or

•	other than with respect to asset management services for power generation projects in which TerraForm Power or any of TerraForm Power’s subsidiaries or affiliates has a material ownership interest (but subject to the provisions of the Management Services Agreement regarding the assumption of O&M and asset management contracts), engaging in the business of providing operating and maintenance services or asset management services for power generation projects or assets.

Notwithstanding anything to the contrary in the Management Services Agreement, we will be able to negotiate, structure and sign definitive legal agreements, make milestone payments and finance the acquisition of power development projects provided we do not make any payments in connection with such project before the Construction Completion Date.

If the Management Services Agreement is terminated, the non-competition provisions will continue to survive indefinitely.

In addition, until the later of the seventh anniversary of the date of the agreement or six months after the date SunEdison ceases to beneficially own capital stock representing more than 50% of the voting power of all of the capital stock issued by us on such date, each of the parties to the Management Services Agreement agrees that it will not, and each will cause its affiliates not to, solicit or induce (or attempt to solicit or induce) any employees of another party to the Management Services Agreement to terminate his or her employment with such other party. Notwithstanding the foregoing, we may freely employ any of the dedicated personnel, and (i) general advertisements in newspapers and similar media of general circulation and (ii) use of recruiting firms that are not instructed to target a party’s employees, shall not be a violation of the solicitation or inducement provision of the preceding sentence.

Management Fee

As consideration for the services provided or arranged for by SunEdison pursuant to the Management Services Agreement, we are required to pay SunEdison a base management fee as follows: (i) no fee for the remainder of 2014, (ii) 2.5% of Terra LLC’s CAFD in 2015, 2016 and 2017 (not to exceed $4.0 million in 2015, $7.0 million in 2016 or $9.0 million in 2017), and (iii) an amount equal to SunEdison’s or other service provider’s actual cost for providing services pursuant to the terms of the Management Services Agreement in 2018 and thereafter. We and SunEdison may agree to adjust the management fee as a result of a change in the scope of services provided under the Management Services Agreement. In addition, in the event that TerraForm Power, Terra LLC, Terra Operating LLC or any of our subsidiaries refers a solar power development project to SunEdison prior to SunEdison’s independent identification of such opportunity, and SunEdison thereafter develops such solar power project, SunEdison will pay us an amount equal to the $40,000 per MW multiplied by the nameplate megawatt capacity of such solar project, determined as of the COD, of such solar power project (not to exceed $30.0 million in the aggregate in any calendar year), provided that, before such referral fee is paid to us in cash, it will be offset first against any due but unpaid base management fee and then against any costs and expenses incurred by SunEdison to fund operating expenses in connection with the provision of services under the Management Services Agreement.

We may amend the scope of the services to be provided by SunEdison under the Management Services Agreement, including reducing the number of our subsidiaries that receive services or otherwise, by providing 180 days prior written notice to SunEdison, provided that the scope of services to be provided by SunEdison under the Management Services Agreement cannot be increased without SunEdison’s prior written consent. If the parties are unable to agree on a revised base management fee, we may terminate the agreement after the end of such 180-day period by providing 30 days prior written notice to SunEdison, provided that any decision by us to terminate the Management Services Agreement in such an event must be approved by our Corporate Governance and Conflicts Committee.

Reimbursement of Expenses and Certain Taxes

We are required to pay or reimburse SunEdison or other service provider for all sales, use, value added, withholding or other similar taxes or customs duties or other governmental charges levied or imposed by reason of the Management Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital gains taxes or other similar taxes payable by SunEdison or other service provider, which are personal to SunEdison or other service provider, or to the extent any taxes or other governmental charges relate to the provision of services by SunEdison or other service provider pursuant to the Management Services Agreement. We are not required to reimburse SunEdison or other service provider for any third-party out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services nor are we required to reimburse SunEdison for the salaries and other remuneration of its management, personnel or support staff who carry out any services or functions for us or overhead for such persons.

Amendment

Any amendment, supplement to or waiver of the Management Services Agreement (including any proposed change to the scope of services to be provided by SunEdison thereunder and any related change in SunEdison’s management fee) must be approved by our Corporate Governance and Conflicts Committee.

Termination

The Management Services Agreement does not have a fixed term. However, we are able to terminate the Management Services Agreement upon 30 days prior written notice of termination from us to SunEdison if any of the following occurs:

•	SunEdison defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to us and the default continues unremedied for a period of 30 days after written notice of the breach is given to SunEdison;

•	SunEdison engages in any act of fraud, misappropriation of funds or embezzlement against us that results in material harm to us;

•	SunEdison is grossly negligent in the performance of its duties under the agreement and such negligence results in material harm to us;

•	certain events relating to the bankruptcy or insolvency of SunEdison, us, Terra LLC or Terra Operating LLC;

•	upon the earlier to occur of (i) the fifth-year anniversary of the date of the agreement and (ii) the end of any 12-month period ending on the last day of a calendar quarter during which we generated cash available for distribution in excess of $350 million;

•	on such date as SunEdison and its affiliates no longer beneficially hold more than 50% of the voting power of our capital stock; or

•	certain events leading to a change of control of SunEdison.

Except as set forth in this section and above in “—Management Fee,” we do not have a right to terminate the Management Services Agreement for any other reason. We are only able to terminate the Management Services Agreement with the approval of our Corporate Governance and Conflicts Committee.

Our Management Services Agreement expressly provides that the agreement may not be terminated by us due solely to the poor performance or the underperformance of any of our operations or any of our or our subsidiaries investments made upon the recommendation of SunEdison or other service provider. Nothing in the Management Services Agreement limits our right to terminate project-level EPC, O&M or asset management agreements in case of under-performance.

SunEdison is able to terminate the Management Services Agreement upon 180 days’ prior written notice of termination to us if we default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues unremedied for a period of 30 days after written notice of the breach is given to us. SunEdison is also able terminate the Management Services Agreement upon the occurrence of certain events relating to our bankruptcy or insolvency.

Indemnification and Limitations on Liability

Under the Management Services Agreement, SunEdison does not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and is not responsible for any action that we take in following or declining to follow the advice or recommendations of SunEdison. The maximum amount of the aggregate liability of SunEdison or any of its affiliates, or of any director, officer, employee, contractor, agent, advisor or other representative of SunEdison or any of its affiliates, is equal to (i) until the end of 2016, an amount of $11 million, and (ii) thereafter, the base management fee previously paid by us in the two most recent calendar years pursuant to the Management Services Agreement. We have also agreed to indemnify each of SunEdison and other service recipients and their respective affiliates, directors, officers, agents, members, partners, stockholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with our respective businesses, investments and activities or in respect of or arising from the Management Services Agreement or the services provided by SunEdison, except to the extent that the claims, liabilities, losses, damages, costs or expenses have resulted from the indemnified person’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Management Services Agreement, the indemnified persons are not liable to us to the fullest extent permitted by law, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Repowering Services ROFR Agreement

Immediately prior to the completion of our IPO, TerraForm Power, Terra LLC and Terra Operating LLC, collectively, the “Service Recipients,” entered into a Repowering Services ROFR Agreement with SunEdison, pursuant to which SunEdison was granted a right of first refusal to provide certain services, including (i) repowering solar generation projects and related services provided to analyze, design and replace or improve any of the solar power generation projects through the modification of the relevant solar energy system or the installation of new solar components, but excluding any maintenance and (ii) providing such other services as may from time to time reasonably requested by the Service Recipients related to any such repowerings, collectively, the “Repowering Services.” The Service Recipients must provide written notice to SunEdison stating their intent to engage a person to provide one or more of the Repowering Services and specify the material terms and conditions, including a fair market value fee to be paid for the Repowering Services to be provided. Upon request of the Sponsor, the Service Recipients must provide a breakdown of the fair market value fee for relevant parts of the Repowering Services and the supply of relevant components as would be standard in the relevant market. SunEdison has 15 business days, or the “ROFR Notice Period,” to respond to such written notice and agree to provide all or a portion of the requested Repowering Services or to supply the relevant components required for the Repowering Services.

If SunEdison fails to respond to the notice from the Service Recipient within the ROFR Notice Period it will be deemed to have waived its rights to provide, or arrange for the provision of, the Repowering Services. The Service Recipient may then, during the 90-day period following the expiration of the ROFR Notice Period, engage another person to perform the Repowering Services on terms and conditions not more favorable than those specified in the notice provided to SunEdison. If the Service Recipient does not engage a third party to perform the Repowering Services within such 90-day period, or if the Repowering Services are not commenced within six months from the expiration of the ROFR Notice Period, SunEdison’s right of first refusal will be deemed to be revived and the provisions of such Repowering Services may not be offered to any third party unless first re-offered to SunEdison.

Investment Agreement

On March 28, 2014, Terra LLC and Terra Operating LLC entered into the Investment Agreement with SunEdison pursuant to which SunEdison agreed to make investments in Terra LLC to be used to repay certain construction indebtedness, which we refer to as the “Construction Debt,” and/or to pay for components of solar energy systems being constructed and/or developed by our SunE Perpetual Lindsay, North Carolina Portfolio and U.S. Projects 2014 projects.

Subject to the limitations discussed below, SunEdison agreed to make cash equity investments in Terra LLC in a minimum amount necessary to repay the Construction Debt of those projects so that as of the date of the investment, the outstanding amount of Construction Debt, taking into account the aggregate amount of term project indebtedness actually incurred by the project and/or tax equity investments actually received by such project, equals zero. The obligations of SunEdison to make an investment with respect to any project are subject to the following conditions:

•	the Credit Agreement, dated as of February 28, 2014, by and among Sponsor, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank

•	Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, which we refer to as the “Sponsor Credit Agreement,” shall have been amended to permit the making of such investment;

•	the project in question has achieved COD or the equivalent under its PPA;

•	the project company which owns the project shall have incurred the Construction Debt and the Construction Debt is still outstanding as of the earliest of (i) 90 days after COD or the equivalent or (ii) the date of the refinancing of such Construction Debt with permanent financing or (iii) the “date certain” or equivalent as required under such Construction Debt or tax equity investment documentation.

The Sponsor obtained the required amendment to the Sponsor Credit Agreement on May 28, 2014.

The Sponsor further agreed to make cash investments in Terra LLC with respect to certain projects to pay for certain components of solar energy systems pursuant to EPC contracts as necessary to achieve COD, the “Component Costs” identified on a schedule to the Investment Agreement.

Notwithstanding any other provision of the Investment Agreement, under no circumstances will SunEdison be required to contribute an aggregate amount in excess of (i) the Maximum Component Costs identified on the schedule to the Investment Agreement with respect to any individual identified project or (ii) $85.0 million in the aggregate.

Interest Payment Agreement

Immediately prior to the completion of our IPO, Terra LLC and Terra Operating LLC entered into an Interest Payment Agreement with SunEdison and SunEdison Holdings Corporation (the “Original Payment Agreement”), pursuant to which SunEdison agreed to pay all of the scheduled interest on our Term Loan through the third anniversary of our entering into the Term Loan, up to an aggregate of $48 million over such period (plus any interest due on any payment not remitted when due).

On January 28, 2015, Terra LLC and Terra Operating entered into the Amended and Restated Interest Payment Agreement (the “Amended Interest Payment Agreement”) with SunEdison and SunEdison Holdings Corporation. The Amended Interest Payment Agreement amends and restates the Original Interest Payment Agreement, all in accordance with the terms of the Intercompany Agreement entered into by the parties on November 17, 2014.

Pursuant to the Amended Interest Payment Agreement, SunEdison has agreed to pay amounts equal to a portion of each scheduled interest payment on our Senior Notes due 2023 (the “2023 Notes”), beginning with the first scheduled interest payment on August 1, 2015, and continuing through the scheduled interest payment on August 1, 2017. Amounts will be paid by SunEdison as follows: (1) in respect of the first scheduled interest payment, $16.0 million, less amounts already paid by SunEdison under the Original Interest Payment Agreement, (2) in respect of each scheduled interest payment in 2016, $8.0 million, and (3) in respect of each scheduled interest payment in 2017, $8.0 million, provided that the maximum amount payable by SunEdison under the Amended Interest Payment Agreement (inclusive of amounts already paid under the Original Interest Payment Agreement) may not exceed $48.0 million (plus any interest due on any payment not remitted when due). SunEdison will also not be obligated to pay any amounts payable under the 2023 Notes in connection with an acceleration of the indebtedness thereunder.

The Amended Interest Payment Agreement provides that at least three business days prior to the relevant interest date under the 2023 Notes, SunEdison will deposit into an account of Terra Operating an amount equal to the relevant interest payment amount and Terra Operating will use such amount to pay the interest payment amount in accordance with the terms of the 2023 Notes. Any amounts payable by SunEdison under the Amended Interest Payment Agreement that are not remitted when due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts at a rate per annum equal to the interest rate of the 2023 Notes. In addition, subject to any agreements to the contrary entered into among the parties or their respective creditors, Terra LLC will be entitled to set off any amounts owed by SunEdison pursuant to the Amended Interest Payment Agreement against any and all sums owed by Terra LLC to SunEdison (or its affiliates) under the distribution provisions of the amended and restated operating agreement of Terra LLC, and Terra LLC may pay such amounts to Terra Operating.

The Amended Interest Payment Agreement may be terminated early by mutual written agreement of SunEdison and Terra Operating and will automatically terminate upon the repayment in full of all outstanding indebtedness under the 2023 Notes or a specified change of control of us, Terra LLC or Terra Operating. The agreement may also be terminated at the election of SunEdison, Terra LLC or Terra Operating if any of them experiences certain events relating to bankruptcy or insolvency. Any decision by Terra LLC or Terra Operating to terminate the Amended Interest Payment Agreement must have the prior approval of a majority of the members of the Corporate Governance and Conflicts Committee of our board of directors.

Intercompany Agreement

On November 17, 2014, we entered into the Intercompany Agreement with SunEdison and SunEdison Holdings Corporation. The Intercompany Agreement sets forth the agreement among the parties with respect to, among other things, (i) contributions between, and allocations among, the parties and their respective affiliates of certain costs, expenses, indemnity payments and purchase price adjustments under the First Wind Acquisition Agreement and certain excess capital expenditures and operation and maintenance costs for operating projects following the closing of the First Wind Acquisition, (ii) the grant by SunEdison to us of certain additional call rights and (iii) the modification of the Interest Payment Agreement to provide that SunEdison’s interest payment obligations thereunder will apply to any replacement financing for the Term Loan up to the same maximum aggregate amount and over the same period originally specified in the Interest Payment Agreement. In addition, the Intercompany Agreement provides that the Sponsor may, in certain circumstances, contribute rights in certain Call Right Projects into a financing entity formed for the purpose of financing the construction and operating of such Call Right Projects, so long as we continue to have call rights in respect of such projects and that any right of the financing entity in respect of the Call Right Projects that may adversely affect us, including any right of the financing entity to require us to purchase a Call Right Project, is approved by Terra LLC, with the corresponding approval by our Corporate Governance and Conflicts Committee.

Amended and Restated Operating Agreement of Terra LLC

Immediately prior to the completion of our IPO, the operating agreement of Terra LLC was amended and restated to authorize three classes of units, the Class A units, the Class B units and the Class B1 units, and to appoint us as the sole managing member of Terra LLC. The following is a description of the material terms of Terra LLC’s amended and restated operating agreement, as amended.

Governance

TerraForm Power serves as the sole managing member of Terra LLC. As such, TerraForm Power, and effectively our board of directors, control the business and affairs of Terra LLC and are responsible for the management of its business. No other member of Terra LLC, in its capacity as such, has any authority or right to control the management of Terra LLC or to bind it in connection with any matter. Any amendment, supplement or waiver of the Terra LLC operating agreement must be approved by a majority of our independent directors.

Amendments

The operating agreement of Terra LLC may be amended, supplemented, waived or modified by our written consent, in our sole discretion without the approval of any other person, however, no amendment may (i) modify the limited liability of any member, or increase the liabilities or obligations of any member, in each case, without the consent of each such affected member or (ii) materially and adversely affect the rights of a holder of Class A units, Class B units or Class B1 units, in their capacity as holders of Class A units, Class B units or Class B1 units, in relation to other classes of equity securities of Terra LLC, without the consent of the holders of a majority of such classes of units. So long as we are the managing member, any such amendment, supplement or waiver must be approved by a majority of our independent directors (as determined in accordance with the applicable listing rules of the NASDAQ Global Select Market). Notwithstanding the foregoing, we may, without the written consent of any other member or any other person, amend, supplement, waive or modify any provision of Terra LLC’s operating agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to:

•	reflect any amendment, supplement, waiver or modification that we determine is necessary or appropriate in connection with the creation, authorization or issuance of any class of units or other equity securities in Terra LLC or other Terra LLC securities in accordance with the Terra LLC operating agreement;

•	reflect the admission, substitution, withdrawal or removal of members in accordance with the Terra LLC operating agreement;

•	reflect a change in Terra LLC’s name, the location of its principal place of business, its registered agent or its registered office;

•	reflect a change in Terra LLC’s fiscal or taxable year and any other changes that we determine to be necessary or appropriate as a result of a change in Terra LLC’s fiscal or taxable, including a change in the dates on which Terra LLC is to make distributions; or

•	cure any ambiguity, mistake, defect or inconsistency.

Voting Rights

The Class A units, Class B units and Class B1 units do not have any voting rights.

Exchange Rights of Members; Automatic Conversion

Terra LLC has issued Class A units, which may only be issued to TerraForm Power, as the sole managing member, and Class B units, which may only be issued and held by SunEdison or its controlled affiliates. Additionally, we have established the Class B1 units which may be issued in connection with a reset of incentive distribution levels, or in connection with acquisitions from SunEdison or third parties. We issued Class B1 units to Riverstone in connection with our acquisition of the Mt. Signal project.

Each Class B unit and each Class B1 unit of Terra LLC, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, is exchangeable for a share of our Class A common stock, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the amended and restated operating agreement of Terra LLC and any applicable exchange agreement. When a holder surrenders Class B units or Class B1 units of Terra LLC and a corresponding number of shares of Class B common stock or Class B1 common stock for shares of our Class A common stock, (i) Terra LLC will cancel the Class B units or Class B1 units as applicable, (ii) Terra LLC or will issue additional Class A units to us, (iii) we will redeem and cancel a corresponding number of shares of our Class B common stock or Class B1 common stock, as applicable, and (iv) we will issue a corresponding number of shares of Class A common stock to such holder. See “—Exchange Agreements.”

Additionally, the amended and restated operating agreement of Terra LLC provides that no member may directly or indirectly, sell or transfer (including any transfer of the equity interests of a direct or indirect holder of units that is classified as a partnership or disregarded entity for U.S. federal income tax purposes) any units so as to cause those units to be owned, directly or indirectly, by a “disqualified person” purposes of Section 1603 of the American Recovery and Reinvestment Tax Act, but also including persons whose ownership would result in disallowance or recapture of investment tax credit. Any such transfer, if attempted, shall be void and ineffectual and shall not operate to transfer any interest or title and shall be void ab initio . Moreover, the amended and restated operating agreement of Terra LLC and the Exchange Agreements provide that if a holder of Class B1 units does become such a “disqualified person”, all Class B1 units and all shares of Class B1 common stock held by such person shall be automatically converted into shares of our Class A common stock without any action on the part of such owner.

Distributions

Subordination

General

Terra LLC’s amended and restated operating agreement provides that, during the Subordination Period (as described below), the Class A units and Class B1 units (if any) will have the right to receive quarterly distributions in an amount equal to $0.2257 per unit, which amount is defined as the “Minimum Quarterly Distribution,” plus any arrearages in the payment of the Minimum Quarterly Distribution on the Class A units and Class B1 units from prior quarters, before any distributions may be made on the Class B units. The Class B units are deemed “subordinated” because for a period of time, referred to as the Subordination Period, the Class B units will not be entitled to receive any distributions from Terra LLC until the Class A units and Class B1 units have received the Minimum Quarterly Distribution plus any arrearages in the payment of the Minimum Quarterly Distribution from prior quarters. Furthermore, no arrearages will be paid on the Class B units. The practical effect of the subordinated Class B units is to increase the likelihood that during the Subordination Period there will be sufficient CAFD to pay the Minimum Quarterly Distribution on the Class A units and Class B1 units.

The subordination of the Class B units is in addition to the Distribution Forbearance Provisions (as defined below) applicable to the Class B units described below under the caption “—Distribution Forbearance Provisions.”

Subordination Period

The “Subordination Period” means the period beginning on the closing date of our IPO and extending until each of the following tests has been met, which will be a minimum three-year period ending no earlier than the beginning of the period for which a distribution is paid for the third quarter of 2017:

•	distributions of CAFD on each of the outstanding Class A units, Class B units and Class B1 units equaled or exceeded $0.9028 per unit (the annualized Minimum Quarterly Distribution) for each of three non-overlapping, four-quarter periods immediately preceding that date;

•	the CAFD generated during each of three non-overlapping, four-quarter periods immediately preceding that date equaled or exceeded the sum of $0.9028 per unit (the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the Minimum Quarterly Distribution on the Class A units or Class B1 units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the Subordination Period will automatically terminate when each of the following tests has been met:

•	distributions of CAFD on each of the outstanding Class A units, Class B units and Class B1 units equaled or exceeded $1.8056 per unit (200.0% of the annualized Minimum Quarterly Distribution) for the four-quarter period immediately preceding that date;

•	the CAFD generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.8056 per unit (200.0% of the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units during such four-quarter period on a fully diluted basis, and (ii) the corresponding distributions on the IDRs during such four-quarter period; and

•	there are no arrearages in payment of the Minimum Quarterly Distributions on the Class A units or Class B1 units.

Distributions During the Subordination Period

If Terra LLC makes a distribution of cash for any quarter ending before the end of the Subordination Period, its amended and restated operating agreement will require that it make the distribution in the following manner:

•	first, to the holders of Class A units and Class B1 units, pro rata, until Terra LLC distributes for each Class A unit and Class B1 unit an amount equal to the Minimum Quarterly Distribution for that quarter and any arrearages in payment of the Minimum Quarterly Distribution on such units for any prior quarters;

•	second, subject to the Distribution Forbearance Provisions applicable to the Class B units, to the holders of Class B units, pro rata, until Terra LLC distributes for each Class B unit an amount equal to the Minimum Quarterly Distribution for that quarter; and

•	thereafter, in the manner described in “—IDRs” below.

Distributions After the Subordination Period

When the Subordination Period ends, each outstanding Class B unit will then participate pro rata with the Class A units and Class B1 units in distributions, subject to the Distribution Forbearance Provisions applicable to the Class B units. Once the Subordination Period ends, it does not recommence under any circumstances.

If Terra LLC makes distributions of cash for any quarter ending after the expiration of the Subordination Period, its amended and restated operating agreement will require that it make the distribution in the following manner:

•	first, to all holders of Class A units, Class B1 units and Class B units, pro rata, until Terra LLC distributes for each unit an amount equal to the Minimum Quarterly Distribution for that quarter, subject to the Distribution Forbearance Provisions applicable to the Class B units; and

•	thereafter, in the manner described in “—IDRs” below.

Incentive Distribution Rights

General

Incentive distribution rights, or “IDRs,” represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Minimum Quarterly Distribution and the target distribution levels have been achieved. SunEdison holds the IDRs and will only be able to transfer the IDRs as described in the “Transferability of IDRs” section below.

Initial IDR Structure If for any quarter:

•	Terra LLC has made cash distributions to the holders of its Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units in an amount equal to the Minimum Quarterly Distribution; and

•	Terra LLC has distributed cash to holders of Class A units and holders of Class B1 units in an amount necessary to eliminate any arrearages in payment of the Minimum Quarterly Distribution;

•	then Terra LLC will make additional cash distributions for that quarter among holders of its Class A units, Class B units, Class B1 units and the IDRs in the following manner:

•	first, to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, until each holder receives a total of $0.3386 per unit for that quarter (the “First Target Distribution”) (150.0% of the Minimum Quarterly Distribution);

•	second, 85.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 15.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives a total of $0.3950 per unit for that quarter (the “Second Target Distribution”) (175.0% of the Minimum Quarterly Distribution);

•	third, 75.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 25.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives a total of $0.4514 per unit for that quarter (the “Third Target Distribution”) (200.0% of the Minimum Quarterly Distribution); and

•	thereafter, 50.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 50.0% to the holders of the IDRs.

The Terra LLC amended and restated operating agreement prohibits distributions on the IDRs unless CAFD since the closing of our IPO exceeds the amount of CAFD distributed as of the date of the determination.

The following table illustrates the percentage allocations of distributions between the holders of Class A units, Class B units, Class B1 units and the IDRs based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of Class A units, Class B units, Class B1 units and the IDRs in any distributions Terra LLC makes up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests set forth below assume there are no arrearages on Class A units or Class B1 units and the Distribution Forbearance Provisions applicable to the Class B units have terminated or otherwise do not apply.

	Total Quarterly Distribution Per Unit					Marginal Percentage Interest in Distributions
						Unitholders	IDR Holders
Minimum Quarterly Distribution			up to $	0.2257	(1)	100.0%	0.0%
First Target Distribution	above $	0.2257	up to $	0.3386	(2)	100.0%	0.0%
Second Target Distribution	above $	0.3386	up to $	0.3950	(3)	85.0%	15.0%
Third Target Distribution	above $	0.3950	up to $	0.4514	(4)	75.0%	25.0%
Thereafter	above $	0.4514		50.0%		50.0%

(1)	This amount is equal to the Minimum Quarterly Distribution.
(2)	This amount is equal to 150.0% of the Minimum Quarterly Distribution.
(3)	This amount is equal to 175.0% of the Minimum Quarterly Distribution.
(4)	This amount is equal to 200.0% of the Minimum Quarterly Distribution.

IDR Holders’ Right to Reset Incentive Distribution Levels

SunEdison, as the holder of the IDRs, has the right after Terra LLC has made cash distributions in excess of the Third Target Distribution level (i.e., 50% to holders of units and 50% to the holder of the IDRs) for four consecutive quarters, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. See “—Post-Reset IDRs” below.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised at any time after the expiration or termination of the Subordination Period, when Terra LLC has made cash distributions in excess of the then-applicable Third Target Distribution level for the prior four consecutive fiscal quarters. At the sole discretion of the holder of the IDRs, the right to reset may be exercised without the approval of the holders of Terra LLC units, TerraForm Power, as manager of Terra LLC, or the board of directors (or any committee thereof) of TerraForm Power.

The reset target distribution levels will be higher than the most recent per unit distribution level and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per Class A unit, Class B unit and Class B1 unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if Terra LLC were to issue additional units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and Terra LLC were to issue additional units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding units and the percentage interest of the IDRs above the target distribution levels. Thus, the exercise of the reset right would lower our cost of equity capital. SunEdison could exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per unit, taking into account the existing levels of incentive distribution payments being made.

The holders of IDRs will be entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability to exercise their reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that Terra LLC make cash distributions in excess of the then-applicable Third Target Distribution for the prior two consecutive fiscal quarters, a minimum of two quarters must elapse between each reset.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by SunEdison of incentive distribution payments based on the target distribution levels prior to the reset, SunEdison will be entitled to receive a number of newly-issued Terra LLC Class B1 units and shares of Class B1 common stock based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the IDRs for the two consecutive quarters immediately prior to the reset event as compared to the cash distribution per unit in such quarters.

The number of Class B1 units and shares of Class B1 common stock to be issued in connection with a resetting of the Minimum Quarterly Distribution amount and the target distribution levels then in effect would equal the quotient determined by dividing (x) the average aggregate amount of cash distributions received in respect of the IDRs during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per Class A unit, Class B1 unit and Class B unit during each of these two quarters.

Post-Reset IDRs

Following a reset election, a baseline Minimum Quarterly Distribution amount will be calculated as an amount equal to the average cash distribution amount per Class A unit, Class B1 unit and Class B unit for the two consecutive fiscal quarters immediately preceding the reset election (which amount we refer to as the “Reset Minimum Quarterly Distribution”) and the target distribution levels will be reset to be correspondingly higher than the Reset Minimum Quarterly Distribution. Following a resetting of the Minimum Quarterly Distribution amount, such that Terra LLC would make distributions for each quarter ending after the reset date as follows:

•	first, to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, until each holder receives an amount per unit for that quarter equal to 115.0% of the Reset Minimum Quarterly Distribution;

•	second, 85.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 15.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives an amount per unit for that quarter equal to 125.0% of the Reset Minimum Quarterly Distribution;

•	third, 75.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 25.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives an amount per unit for that quarter equal to 150.0% of the Reset Minimum Quarterly Distribution; and

•	thereafter, 50.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 50.0% to the holders of the IDRs.

Because a reset election can only occur after the Subordination Period expires, the Reset Minimum Quarterly Distribution will have no significance except as a baseline for the target distribution levels after SunEdison effectuates an IDR reset.

The following table illustrates the percentage allocation of Terra LLC distributions between the holders of Class A units, Class B units, Class B1 units and the IDRs at various distribution levels (i) pursuant to the distribution provisions of Terra LLC’s amended and restated operating agreement, as well as (ii) following a hypothetical reset of the target distribution levels based on the assumption that the average distribution amount per common unit during the two quarters immediately preceding the reset election was $0.5000. This illustration assumes the Distribution Forbearance Provisions applicable to the Class B units have terminated or otherwise do not apply.

	Quarterly Distribution Per Class A Unit Prior to Reset					Holders of Class A Units	IDRs Holders	Quarterly Distribution Per Class A Unit Following Hypothetical Reset
Minimum Quarterly Distribution			up to $	0.2257	(1)	100.0%	—			up to $	0.5000	(5)
First Target Distribution	above $	0.2257	up to $	0.3386	(2)	100.0%	—	above $	0.5000	up to $	0.5750	(6)
Second Target Distribution	above $	0.3386	up to $	0.3950	(3)	85.0%	15.0%	above $	0.5750	up to $	0.6250	(7)
Third Target Distribution	above $	0.3950	up to $	0.4514	(4)	75.0%	25.0%	above $	0.6250	up to $	0.7500	(8)
Thereafter	above $	0.4514				50.0%	50.0%	above $	0.7500

(1)	This amount is equal to the Minimum Quarterly Distribution.
(2)	This amount is equal to 150% of the Minimum Quarterly Distribution.
(3)	This amount is equal to 175% of the Minimum Quarterly Distribution.
(4)	This amount is equal to 200% of the Minimum Quarterly Distribution.
(5)	This amount is equal to the hypothetical Reset Minimum Quarterly Distribution.
(6)	This amount is 115.0% of the hypothetical Reset Minimum Quarterly Distribution.
(7)	This amount is 125.0% of the hypothetical Reset Minimum Quarterly Distribution.
(8)	This amount is 150.0% of the hypothetical Reset Minimum Quarterly Distribution.

Transferability of IDRs

SunEdison may not sell, transfer, exchange, pledge (other than as collateral under its credit facilities) or otherwise dispose of the IDRs to any third party (other than its controlled affiliates) until after it has satisfied its $175.0 million aggregate Projected FTM CAFD commitment to us in accordance with the Support Agreement. SunEdison has pledged the IDRs as collateral under its existing credit agreement, but the IDRs may not be transferred upon foreclosure until after SunEdison has satisfied its Projected FTM CAFD commitment to us. SunEdison has granted us a right of first refusal with respect to any proposed sale of IDRs to a third party (other than its controlled affiliates), which we may exercise to purchase the IDRs proposed to be sold on the same terms offered to such third party at any time within 30 days after we receive written notice of the proposed sale and its terms.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

If Terra LLC combines its common units into fewer common units or subdivides its common units into a greater number of common units, its amended and restated operating agreement will specify that the Minimum Quarterly Distribution and the target distribution levels will be proportionately adjusted.

For example, if a two-for-one split of the common units should occur, the Minimum Quarterly Distribution and the target distribution levels would each be reduced to 50.0% of its initial level. Terra LLC will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, Terra LLC or any of its subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, TerraForm Power, as manager of Terra LLC, may, in its sole discretion, reduce the Minimum Quarterly Distribution and the target distribution levels for each quarter by multiplying (i) each distribution level times (ii) the quotient obtained by dividing (a) CAFD for that quarter by (b) the sum of CAFD for that quarter, plus our estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Stock Lock-Up

Terra LLC’s amended and restated operating agreement provides that SunEdison (together with its controlled affiliates) must continue to own a number of Class B units equal to 25% of the number of Class B units held by the Sponsor upon completion of our IPO until the earlier of: (i) three years from the completion of our IPO or (ii) the date Terra LLC has made cash distributions in excess of the Third Target Distribution (as defined above) for four quarters (which need not be consecutive). The number of shares of Class B common stock corresponding to such number of Class B units would represent a majority of the combined voting power of all shares of Class A common stock, Class B common stock and Class B1 common stock outstanding upon completion of our IPO. However, SunEdison may pledge all of the Class B units they hold to lenders as security under credit facilities or other borrowing or debt arrangements, but no transfer upon foreclosure on such units may occur in violation of this provision. Any Class B units transferred by SunEdison (including in connection with foreclosure on units pledged as collateral) would be exchanged (along with a corresponding number of shares of Class B common stock) into shares of our Class A common stock in connection with such transfer. See “—Issuances and Transfer of Units” and “—Exchange Agreements.”

Distribution Forbearance Provisions

During the Distribution Forbearance Period (as described below) Terra LLC’s amended and restated operating agreement limits distributions in respect of the Class B units as follows:

•	the Class B units will not, under any circumstances, be entitled to receive any distributions with respect to the third and fourth quarter of 2014 (i.e., distributions declared on or prior to March 31, 2015); and

•	thereafter, when any distribution is made to the holders of Class A units and Class B1 units, holders of Class B units will be entitled to receive, on a per unit basis, an amount equal to the product of:

•	the per unit amount of the distribution in respect of the Class A units and Class B1 units; multiplied by

•	the ratio of (i) the As Delivered CAFD (as defined below) with respect to the Contributed Construction Projects and any substitute projects contributed by SunEdison to Terra LLC in the event any of the identified projects fails to achieve COD, or the “Completed CAFD Contribution Amount,” to (ii) a CAFD threshold of $38.84 million, or the “CAFD Forbearance Threshold,” which is the currently anticipated CAFD to be generated by the Contributed Construction Projects.

We refer to the foregoing provisions as the “Distribution Forbearance Provisions.”

For purposes of the amended and restated operating agreement, “As Delivered CAFD” means, with respect to any of the projects described in the preceding paragraph, the CAFD projected, as of such project’s COD, to be generated by such project in the 12 months after such project’s COD taking into account, among other things, the project finance structure, the as-built system size and the production level and will be determined by mutual agreement between us and SunEdison.

The “Distribution Forbearance Period” began on the date of the closing of the IPO and ends on the later of March 31, 2015 or the date that the Completed CAFD Contribution amount exceeds the CAFD Forbearance Threshold.

Any distributions forgone by the holders of Class B units pursuant to the Distribution Forbearance Provisions will not be distributed to holders of other classes of units and will not constitute an arrearage on the Class B units. After the date on which the Distribution Forbearance Period ends, distributions will be made to holders of Class B units in accordance with the respective number of units as described above under “—Distributions During the Subordination Period,” “—Distribution After the Subordination Period” and “—IDRs.”

Coordination of TerraForm Power and Terra LLC

At any time TerraForm Power issues shares of its Class A common stock for cash, the net proceeds therefrom will promptly be transferred to Terra LLC and Terra LLC will either:

•	transfer newly-issued Class A units of Terra LLC to TerraForm Power; or

•	use such net proceeds to purchase Class B units of Terra LLC from SunEdison, which Class B units will automatically convert into Class A units of Terra LLC when transferred to TerraForm Power.

In the event TerraForm Power issues shares of Class A common stock that are subject to forfeiture or cancellation (e.g. restricted stock), the corresponding Class A units will be issued subject to similar forfeiture or cancellation provisions.

In the event Terra LLC purchases a Class B unit or a Class B1 unit of Terra LLC from the holder thereof, TerraForm Power will automatically redeem and cancel the corresponding share of its Class B common stock or Class B1 common stock, as applicable.

If TerraForm Power issues other classes or series of equity securities, Terra LLC will issue, and TerraForm Power will use the net proceeds from such issuance of other classes or services of equity security to purchase, an equal amount of units with designations, preferences and other rights and terms that are substantially the same as TerraForm Power’s newly-issued equity securities. If TerraForm Power elects to redeem or purchase any shares of its Class A common stock (or its equity securities of other classes or series other than shares of its Class B common stock or Class B1 common stock), Terra LLC will, immediately prior to such redemption, redeem or purchase an equal number of Class A units (or its units of the corresponding classes or series) held by TerraForm Power, upon the same terms and for the same price, as the shares of Class A common stock (or equity securities of such other classes or series) so redeemed.

Issuances and Transfer of Units

Class A units may only be issued to TerraForm Power, as the sole managing member of Terra LLC, and are non-transferable except upon redemption by Terra LLC. Class B units may only be issued to SunEdison and its controlled affiliates. Class B units may not be transferred, except to SunEdison or to a controlled affiliate of SunEdison. SunEdison may not transfer any Class B units to any person, including a controlled affiliate, unless SunEdison transfers an equivalent number of shares of our Class B common stock to the same transferee. Class B1 units may not be transferred without our consent, which may be subject to such conditions as we may specify, and any such attempted transfer without our consent will be void ab initio, except SunEdison may transfer Class B1 units to a controlled affiliate without our consent. Our holders of Class B1 units may not transfer any Class B1 units to any person, including to a controlled affiliate of SunEdison or with our consent, unless the transferor transfers an equivalent number of shares of our Class B1 common stock to the same transferee. TerraForm Power may impose additional restrictions on exchange that it determines necessary or advisable so that Terra LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Exchange Agreements

We have entered into an exchange agreement pursuant to which SunEdison (and its controlled affiliates who acquire Class B units or Class B1 units of Terra LLC), or any permitted successor holder, may from time to time cause Terra LLC to exchange its Class B units or Class B1 units, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, for shares of our Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications. The exchange agreement also provides that, subject to certain exceptions, the holder will not have the right to cause Terra LLC to exchange Class B units or Class B1 units, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, if Terra LLC determines that such exchange would be prohibited by law or regulation or would violate other agreements to which TerraForm Power may be subject, and TerraForm Power may impose additional restrictions on exchange that it determines necessary or advisable so that Terra LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

When a holder exchanges a Class B unit or Class B1 unit of Terra LLC for a share of our Class A common stock, (i) such holder will surrender such Class B unit or Class B1 unit, as applicable, and a corresponding share of our Class B common stock or Class B1 common stock, as applicable, to Terra LLC, (ii) we will issue and contribute a share of Class A common stock to Terra LLC for delivery of such share by Terra LLC to the exchanging holder, (iii) Terra LLC will issue a Class A unit to us, (iv) Terra LLC will cancel the Class B unit or Class B1 unit, as applicable, and we will cancel the corresponding share of our Class B common stock or Class B1 common stock, as applicable, and (v) Terra LLC will deliver the share of Class A common stock it receives to the exchanging holder. As result, when a holder exchanges its Class B units or Class B1 units for shares of our Class A common stock, our interest in Terra LLC will be correspondingly increased. We have reserved for issuance 68,566,654 shares of our Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issued over time upon the exchange of all Class B units and Class B1 units of Terra LLC, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable.

We have also entered into an exchange agreement with Riverstone on substantially similar terms as the agreement with SunEdison, provided it will apply only with respect to the exchange of Class B1 units, together with a corresponding number of shares of Class B1 common stock.

Indemnification and Exculpation

To the extent permitted by applicable law, Terra LLC will indemnify its managing member, our authorized officers and our other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred in connection with serving in such capacities, provided that the acts or omissions of these indemnified persons are not the result of fraud, willful misconduct or, in the case of a criminal matter, such indemnified person acted with knowledge that its conduct was unlawful.

Such authorized officers and other employees and agents will not be liable to Terra LLC, its members or their affiliates for damages incurred as a result of any acts or omissions of these persons, except if the acts or omissions of these exculpated persons are not the result of fraud, willful misconduct or, in the case of a criminal matter, such indemnified person acted with knowledge that its conduct was unlawful.

Allocation of Taxable Income, Gain, Loss and Deduction

Each member’s share of taxable income, gains, losses, and deductions will be determined under Terra LLC’s amended and restated operating agreement. In the event a member contributes appreciated or depreciated property to Terra LLC, the items of income, gain, loss, and deduction attributable to that property will be allocated among the members under Section 704(c) of the Internal Revenue Code (the “Code”), using the remedial method (as defined in United States Treasury regulations Section 1.704-3(d)), to account for the difference between the tax basis and fair market value of such property. Terra LLC’s amended and restated operating agreement provides that the managing member cannot elect to use a method other than the remedial method to eliminate these book-tax disparities without the consent of our Corporate Governance and Conflicts Committee.

Registration Rights Agreements

We have entered into a registration rights agreement with SunEdison (the SunEdison Registration Rights Agreement) pursuant to which SunEdison and its affiliates are entitled to an unlimited number of demand registration rights, the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B units and Class B1 units of Terra LLC that it owns.

We also entered into a registration rights agreement with Riverstone pursuant to which Riverstone and its affiliates are entitled to two long-form demand registrations on Form S-1 and an unlimited number of short-form demand registration on Form S-3 (in each case, so long as the aggregate market value of the shares to be registered equals at least $100 million, or at least $50 million if the shares to be registered constitute all of the registrable securities held by Riverstone), the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B1 units of Terra LLC that it owns.

In connection with the issuance of the Exchangeable Notes (as defined below), we entered into a registration rights agreement with the holders of the Registrable Securities (as defined therein) party thereto and the trustee for the Exchangeable Notes, pursuant to which we agreed filed a shelf registration statement with the SEC covering resales of Registrable Securities, if any, issuable upon exchange of the Exchangeable Notes. Such shelf registration statement was declared effective on January 8, 2015. Certain holders under the registration rights agreement will have the ability to request up to two underwritten offerings per year, subject to certain conditions, as well as the right to require our cooperation in effecting block trades, subject to certain conditions. The registration rights agreement includes customary piggyback registration rights and black-out periods and also provides that to the extent we do not meet certain obligations pursuant to the agreement, we will be obligated to pay liquidated damages to holders of the Exchangeable Notes (to the extent party to the agreement).

SunEdison Exchangeable Notes

On January 29, 2015, Seller Note LLC, a wholly-owned subsidiary of SunEdison, issued $336,470,000 aggregate principal amount of 3.75% Guaranteed Exchangeable Senior Secured Notes due 2020 (the “Exchangeable Notes”) pursuant to an Indenture, dated January 29, 2015 (the “Exchangeable Notes Indenture”), among Seller Note LLC, SunEdison, as guarantor, and Wilmington Trust, National Association, as exchange agent, registrar, paying agent and collateral agent (the “Exchangeable Notes Trustee”). In connection with the issuance of the Exchangeable Notes, Seller Note LLC also entered into a Pledge Agreement with the Exchangeable Notes Trustee, in its capacity as collateral agent, providing for the pledge of TerraForm Power’s shares of Class B common stock and Terra LLC’s Class B units held by Seller Note LLC (the “Class B Securities”) as described below.

The proceeds of the Exchangeable Notes issuance constituted a portion of SunEdison’s upfront consideration for its acquisition of First Wind. The Exchangeable Notes bear interest at a rate of 3.75% per annum and mature on January 15, 2020. Interest on the Exchangeable Notes will be payable semiannually in arrears to holders of record at the close of business on January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing on July 15, 2015.

SunEdison Margin Loan

On January 29, 2015, SUNE ML 1, LLC (“SUNE ML LLC”), a wholly-owned special purpose subsidiary of SunEdison, entered into a Margin Loan Agreement (the “Loan Agreement”) with the lenders party thereto,

pursuant to which $410.0 million in term loans were made to SUNE ML LLC. The net proceeds of the term loans, less certain expenses, were made available to SunEdison to fund its acquisition of First Wind. We have agreed to certain obligations in connection with the Loan Agreement relating to, among other things, the prompt exchange of our equity securities held by SUNE ML LLC for the benefit of the lenders under the Loan Agreement.

Procedures for Review, Approval and Ratification of Related-Person Transactions; Conflicts of Interest

Our board of directors has adopted a code of business conduct that provides that our board of directors or the Corporate Governance and Conflicts Committee will periodically review all related-person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that our board of directors or the Corporate Governance and Conflicts Committee considers ratification of a related-person transaction and determines not to so ratify, the code of business conduct provide that our management will make all reasonable efforts to cancel or annul the transaction.

Our organizational and ownership structure and strategy involve a number of relationships that may give rise to conflicts of interest between us and our stockholders on the one hand, and SunEdison, on the other hand. In particular, conflicts of interest could arise, among other reasons, because:

•	in originating and recommending acquisition opportunities (except with respect to the Call Right Projects and the ROFO Projects), SunEdison has significant discretion to determine the suitability of opportunities for us and to allocate such opportunities to us, itself or third parties;

•	there may be circumstances where SunEdison will determine that an acquisition opportunity is not suitable for us because of the fit with our acquisition strategy or limits arising due to regulatory or tax considerations or limits on our financial capacity or because SunEdison is entitled to pursue the acquisition on its own behalf rather than offering us the opportunity to make the acquisition;

•	where SunEdison has made an acquisition, it may transfer the asset to us at a later date after such asset has been developed or we have obtained sufficient financing;

•	our relationship with SunEdison involves a number of arrangements pursuant to which SunEdison provides various services, provides access to financing arrangements and originates acquisition opportunities, and circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into;

•	subject to the call right described in “—Project Support Agreement—Call Right Projects” and the right of first offer described in “—Project Support Agreement—ROFO Projects,” SunEdison is permitted to pursue other business activities and provide services to third parties that compete directly with our business and activities without providing us with an opportunity to participate, which could result in the allocation of SunEdison’s resources, personnel and acquisition opportunities to others who compete with us;

•	SunEdison does not owe TerraForm Power or our stockholders any fiduciary duties, which may limit our recourse against it;

•	the liability of SunEdison is limited under our arrangements with them, and we have agreed to indemnify SunEdison against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of our stockholders;

•	SunEdison or a SunEdison sponsored consortium may want to acquire or dispose of the same asset as us;

•	we may be, directly or indirectly, purchasing an asset from, or selling an asset to, SunEdison;

•	there may be circumstances where we are acquiring different assets as part of the same transaction with SunEdison;

•	SunEdison will have the ability to designate a majority of the board of directors of TerraForm Power and, therefore, it will continue to control TerraForm Power and could cause TerraForm Power to cause Terra LLC to make distributions to its members, including SunEdison, based on SunEdison’s interests; and

•	other conflicting transactions involving us and SunEdison.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws, as each will be in effect upon completion of the offering. The following description may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and our amended and restated bylaws, forms of which have been or will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part.

Authorized Capitalization

Prior to any resale our authorized capital stock will consist of 850,000,000 shares of Class A common stock, par value $0.01 per share, of which 56,017,984 shares will be issued and outstanding, 140,000,000 shares of Class B common stock, par value $0.01 per share, of which 62,726,654 shares will be issued and outstanding, 260,000,000 shares of Class B1 common stock, par value $0.01 per share, of which 5,840,000 shares will be issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.01 per share, none of which will be issued and outstanding. In addition, (i) an aggregate of 3,710,047 shares of our Class A common stock have been reserved for future issuance under the 2014 Incentive Plan, and (ii) an aggregate of 68,566,654 shares of our Class A common stock have been reserved for issuance upon the exchange of Class B units and Class B1 units.

Class A Common Stock

Voting Rights

Each share of Class A common stock and Class B1 common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Class A common stock or Class B1 common stock, as applicable, are entitled to vote. Holders of shares of our Class A common stock, Class B common stock and Class B1 common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of our Class A common stock and Class B1 common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock and Class B1 common stock must be approved by a majority, on a combined basis, of the votes cast by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends upon our Class A common stock may be declared by our board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of our funds available for dividends, such sums as the Board of Directors deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. Furthermore because we are a holding company, our ability to pay dividends on our Class A common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities and the liquidation preference of any of our outstanding shares of preferred stock, subject only to the right of the holders of shares of our Class B common stock and Class B1 common stock to receive payment for the par value of their shares in connection with our liquidation.

Other Rights

Holders of our Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “TERP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

Class B Common Stock

Voting Rights

Each share of Class B common stock entitles the holder to ten votes on matters presented to our stockholders generally. Holders of shares of our Class A common stock, Class B common stock and Class B1 common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of our Class B common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock and Class B1 common stock must be approved by a majority, on a combined basis, of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter representing a majority, on a combined basis of votes. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

Holders of our Class B common stock do not have any right to receive dividends other than dividends payable solely in shares of Class B common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class B common stock in connection with our liquidation.

Mandatory Redemption

Shares of Class B common stock are subject to redemption at a price per share equal to par value upon the exchange of Class B units of Terra LLC for shares of our Class A common stock. Shares of Class B common stock so redeemed are automatically cancelled and are not available to be reissued.

Transfer Restrictions

Shares of Class B common stock may not be transferred, except to our Sponsor or to a controlled affiliate of our Sponsor so long as an equivalent number of Class B units are transferred to the same person.

Director Designation Rights

Our amended and restated certificate of incorporation provide that our Sponsor, as the holder of our Class B common stock, will be entitled to elect up to two directors to our board of directors. See “Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws—Meetings and Elections of Directors—Director Designation Rights.”

Class B1 Common Stock

Voting Rights

Each share of Class B1 common stock entitles the holder to one vote on matters presented to our stockholders generally. Holders of shares of our Class A common stock, Class B common stock and Class B1 common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. Holders of our Class B1 common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by holders of our Class A common stock, Class B common stock and Class B1 common must be approved by a majority, on a combined basis, of votes by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter representing a majority, on a combined basis of votes. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis.

Dividend and Liquidation Rights

Holders of our Class B1 common stock do not have any right to receive dividends other than dividends payable solely in shares of Class B1 common stock in the event of payment of a dividend in shares of common stock payable to holders of our Class A common stock, or to receive a distribution upon our liquidation or winding up except for their right to receive payment for the par value of their shares of Class B1 common stock in connection with our liquidation.

Mandatory Redemption

Shares of Class B1 common stock are subject to redemption at a price per share equal to par value upon the exchange of Class B1 units of Terra LLC for shares of our Class A common stock. Shares of Class B1 common stock so redeemed are automatically cancelled and are available to be reissued.

Transfer Restrictions

Shares of Class B1 common stock may not be transferred without our consent. Additionally, shares of Class B1 common stock may only be transferred if an equivalent number of Class B1 units, which generally may not be transferred without our consent, are transferred to the same transferee.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the shares of Class A common stock remain listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Corporate Opportunity

As permitted under the DGCL, in the event that either (i) our Sponsor or its affiliates or (ii) any (x) individual who is an officer or director of both us and our Sponsor or (y) individual who is a director of the Company and is otherwise an employee, officer or a director of a power generation business (a “Dual Role Person”) acquire knowledge of a potential transaction or matter which may present a specified corporate opportunity, neither us or our affiliates will have, to the fullest extent permitted by law, any expectancy in such opportunity. In addition, neither our Sponsor and its affiliates nor any Dual Role Person shall have a duty to communicate or offer to us, or refrain from engaging directly or indirectly in, such opportunity, and may pursue or acquire such opportunity for themselves or direct such opportunity to another person, other than an offer in writing to a Dual Role Person in its capacity as one of directors, officers or employees. Any Dual Role Person (i) shall have no duty to communicate or offer to us any specified corporate opportunity that such Dual Role Person has communicated or offered to either our Sponsor or its affiliates or any power generation business of which such Dual Role Person is an employee, agent, representative, officer or director, (ii) shall not be prohibited from communicating or offering any specified corporate opportunity to either our Sponsor or its affiliates or any power generation business of which such Dual Role Person is an employee, agent, representative, officer or director, and (iii) shall not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Company, as the case may be, resulting from (x) the failure to communicate or offer to us any specified corporate opportunity that such Dual Role Person has communicated or offered to either our Sponsor or its affiliates or such power generation business, or (y) the communication or offer to either our Sponsor or its affiliates or any such power generation business, in each case, so long as such opportunity was not expressly offered in writing to the Dual Role Person solely in his or her capacity as a director or officer of the Company. In addition, even if a business opportunity is presented to a Dual Role Person, the following corporate opportunities will not belong to us: (i) those we are not financially able, contractually permitted or legally able to undertake, (ii) those not in our line of business, (iii) those of no practical advantage to us, and (iv) those in which we have no interest or reasonable expectancy. Except with respect to Dual Role Persons, the corporate opportunity doctrine applies as construed pursuant to applicable Delaware laws, without limitation.

Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

In addition to the disproportionate voting rights that SunEdison has as a result of its ownership of our Class B common stock, some provisions of Delaware law contain, and our amended and restated certificate of incorporation and our amended and restated bylaws described below contains, a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with superior voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Meetings and Elections of Directors

Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by our board of directors by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected by written consent by such stockholders until such time as our Sponsor ceases to directly or indirectly beneficially own 50% or more of the combined voting power of our common stock. Upon our Sponsor ceasing to directly or indirectly beneficially own 50% or more of the combined voting power of our common stock, our stockholders will not be permitted to take action by written consent.

Election and Powers of Chairman; Board Meetings. Our amended and restated certificate of incorporation provides that the Chairman of our board of directors will be elected by our stockholders. Pursuant to our amended and restated bylaws, the Chairman (or his or her designee) has the right to call special meetings of our board of directors, establish the agenda for meetings of our board of directors and adjourn meetings of our board of directors. In addition, matters to be addressed or voted upon at any meeting of our board of directors shall be set forth in a notice of meeting delivered to each director in accordance with our amended and restated bylaws (unless such notice is waived) or brought before our board at such meeting by the Chairman. The provisions regarding election of our Chairman by our stockholders and our Chairman’s right to call special meetings of the board, establish the agenda and adjourn meetings of the board of directors will remain in effect until such time as our Sponsor ceases to directly or indirectly beneficially own 50% or more of the combined voting power of our common stock.

Director Designation Rights. Our amended and restated certificate of incorporation provides that our Sponsor, as the holder of our Class B common stock, is entitled to elect up to two directors to our board of directors, which directors will be in addition to any other directors, officers or other affiliates of our Sponsor who (i) may be serving as directors, (ii) are subsequently appointed by our board to fill any vacancies, or (iii) are elected by our stockholders. We refer to directors elected to our board by our Sponsor pursuant to the foregoing provision as “Sponsor Designated Directors.” A director will be deemed to be a Sponsor Designated Director only if specifically identified as such in writing by our Sponsor at the time of his or her appointment to our board or at any time thereafter. Our Sponsor will have the right to remove and replace any Sponsor Designated Director at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions. The provisions regarding the designation of directors by our Sponsor will terminate as of the date that our Sponsor ceases to directly or indirectly beneficially own shares representing 50% or more of the combined voting power of our common stock, unless required to be terminated earlier pursuant to applicable law or the rules of the national securities exchange on which any of our securities are listed. Any Sponsor Designated Director in office at the time of termination of the director designation provisions in our amended and restated certificate of incorporation will continue to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Vacancies. Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the directors remaining in office (even if less than a quorum), subject to the rights of holders of any series of preferred stock and the director designation rights of our Sponsor.

Amendments

Amendments of Certificate of Incorporation. The provisions described above under “—Meetings and Elections of Directors—Special Meetings of Stockholders,” “—Meetings and Elections of Directors—Elimination of Stockholder Action by Written Consent” and “—Meetings and Elections of Directors—Vacancies” may be amended only by the affirmative vote of holders of at least two-thirds of the combined voting power of outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws. Our board of directors will have the power to make, alter, amend, change or repeal our bylaws or adopt new bylaws by the affirmative vote of a majority of the total number of directors then in office.

Notice Provisions Relating to Stockholder Proposals and Nominees

Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of stockholders.

Specifically, a stockholder may (i) bring a proposal before an annual meeting of stockholders, (ii) nominate a candidate for election to our board of directors at an annual meeting of stockholders, or (iii) nominate a candidate for election to our board of directors at a special meeting of stockholders that has been called for the purpose of electing directors, only if such stockholder delivers timely notice to our corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in the bylaws.

To be timely, a stockholder’s notice must be received at our principal executive offices:

•

in the case of a nomination or other business in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us; or

•	in the case of a nomination in connection with a special meeting of stockholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

With respect to special meetings of stockholders, our amended and restated bylaws provide that only such business shall be conducted as shall have been stated in the notice of the meeting.

Delaware Antitakeover Law

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation provides that in the event our Sponsor and its affiliates cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Removal of Directors

Our amended and restated certificate of incorporation provides that, if any director (other than a Sponsor Designated Director) who, at the time of his or her most recent election or appointment to a term on our board of directors was an employee of our company or our Sponsor or any of our or its subsidiaries, ceases to be employed by us or our Sponsor or any of our or its subsidiaries during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by our board of directors. In addition, our amended and restated certificate of incorporation provides, in accordance with the DGCL and subject to our Sponsor’s director designation rights and any special voting rights of any series of preferred stock that we may issue in the future, that stockholders may remove directors, with or without cause, by a majority vote.

Amendments

Any amendments to our amended and restated certificate of incorporation, subject to the rights of holders of our preferred stock, regarding the provisions thereof summarized under “—Corporate Opportunity” or “—Antitakeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws” will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

PLAN OF DISTRIBUTION

We are registering 17,506,667 shares of Class A common stock. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares of Class A common stock :

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of such shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the shares.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of TerraForm Power, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference in the Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Imperial Valley Solar 1 Holdings II, LLC and Subsidiaries, as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and the period from September 24, 2012 (Date of Inception) to December 31, 2012 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of First Wind Operating Entities, as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our Class A common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only and is not a hyperlink.

We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.terraform.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference into this registration statement that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. We incorporate by reference into this registration statement the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed” under the Exchange Act), which we have filed with the SEC:

•	our Annual Report on Form 10-K, filed with the SEC on March 13, 2015; and

•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2015 and March 30, 2015.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this registration statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement.

You should direct requests for documents to:

TerraForm Power, Inc.

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

17,506,667 Shares

TerraForm Power, Inc.

Class A Common Stock

PROSPECTUS

            , 2015

PART II

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$70,996
Legal fees and expenses	$150,000
Accounting fees and expenses	$275,000
Printing and engraving expenses	$250,000

Total	$745,996

Item 14. Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws provides that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent sales of unregistered securities

Except as set forth below, we have not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon our formation to our sole shareholder.

On January 29, 2014 and February 20, 2014, we issued 7,193 shares and 3,749 shares of our Class A common stock, respectively to certain individuals on account of their efforts in identifying potential projects for our portfolio. Following a stock split at the IPO, these holdings now represent 914,679 and 476,732 restricted shares of Class A common stock.

On January 31, 2014 and February 20, 2014, we granted an aggregate of 27,647 shares and 14,118 shares of restricted Class C common stock, respectively, to certain of our executives and other employees of SunEdison who provided services to us. These securities converted into a total of 3,586,174 restricted shares of Class A common stock at the IPO. These grants of restricted securities were made in the ordinary course of business and did not involve any cash payments from the recipients. The restricted securities did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

On July 23, 2014, we, pursuant to two private placements, sold and issued (i) 1,800,000 shares of our Class A common stock at the price of $25.00 per share to ACMF, pursuant to a Common Stock Purchase Agreement, dated as of July 3, 2014, between us and ACMF, and (ii) 800,000 shares of our Class A common stock at our IPO price of $25.00 per share to EverStream Opportunities Fund I, LLC pursuant to the Common Stock Purchase Agreement, dated as of July 3, 2014, between the Company and EverStream Opportunities, for aggregate gross proceeds of $65.0 million.

On July 23, 2014, pursuant to the Mt. Signal Contribution Agreement, dated as of July 23, 2014, by and among us, Terra LLC and Silver Ridge, Terra LLC issued 5,840,000 Class B units (and we issued a corresponding number of shares of Class B common stock) and 5,840,000 Class B1 units (and we issued a corresponding number of shares of Class B1 common stock), based on our initial public offering price of $25.00 per share, to Silver Ridge as consideration for the outstanding equity interests in Imperial Valley Solar 1 Holdings II, LLC, which owns the Mt. Signal Project. Silver Ridge distributed the Class B1 shares and Class B1 units to R/C US Solar Investment Partnership, L.P. and the Class B shares and Class B units to our Sponsor.

On November 26, 2014, we, pursuant to a series of subscription agreements substantively similar in substance and form, sold and issued a total of 11,666,667 shares of our Class A common stock in a private placement to certain eligible investors for an aggregate purchase price of $350 million, or $30.00 per share.

Except as otherwise indicated, we issued the securities described above to the respective purchasers in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. In that regard, we obtained representations from each of the purchasers that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it had such knowledge and experience in financial or business matters that such purchaser was capable of evaluating the merits and risk of an investment in our securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TerraForm Power, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 30, 2015.

TERRAFORM POWER, INC.

By:	/s/ Carlos Domenech Zornoza
	Name:	Carlos Domenech Zornoza
	Title:	Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on March 30, 2015.

Signature	Title

/s/ Carlos Domenech Zornoza Carlos Domenech Zornoza	Chief Executive Officer and Director (principal executive officer)

* Alejandro “Alex” Hernandez	Chief Financial Officer (principal financial officer)

* Ahmad Chatila	Director

* Brian Wuebbels	Director

* Francisco “Pancho” Perez-Gundin	Director

* Steven Tesoriere	Director

* Martin Truong	Director

* Mark Lerdal	Director

* Mark Florian	Director

* Hanif “Wally” Dahya	Director

*	Pursuant to Power of Attorney

/s/ Carlos Domenech Zornoza
Carlos Domenech Zornoza

EXHIBIT INDEX

Exhibit Number	Description

3.1(b)	Amended and Restated Certificate of Incorporation of TerraForm Power, Inc.

3.2(b)	Amended and Restated Bylaws of TerraForm Power, Inc.

4.1(a)	Specimen Class A Common Stock Certificate.

4.2(b)	Amended and Restated Operating Agreement of Terra LLC.

4.3(d)	First Amendment, dated as of December 3, 2014, to the Amended and Restated Operating Agreement of Terra LLC.

5.1(g)	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1(d)	Management Services Agreement by and between Terra LLC and SunEdison, Inc.

10.2(b)	Project Support Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.

10.3(b)	Repowering Services ROFR Agreement by and between TerraForm Power, Inc., Terra LLC, Terra Operating LLC and SunEdison, Inc.

10.4(e)	Amended and Restated Interest Payment Agreement, dated as of January 28, 2015, by and among Terra LLC, Terra Operating LLC, SunEdison, Inc. and SunEdison Holdings Corporation.

10.5(b)	Exchange Agreement by and among TerraForm Power, Inc., Terra LLC and SunEdison Inc.

10.6(b)	Exchange Agreement by and among TerraForm Power, Inc., Terra LLC and R/C US Solar Investment Partnership, L.P.

10.7(b)	Registration Rights Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.

10.8(b)	Registration Rights Agreement by and between TerraForm Power, Inc. and R/C US Solar Invesmnet Partnership, L.P.

10.9(c)	Registration Rights Agreement, dated November 26, 2014, by and between TerraForm Power, Inc. and the purchasers of the shares party thereto.

10.10(a)	Form of Indemnification Agreement between TerraForm Power, Inc. and its directors and officers.

10.11(a)	Investment Agreement, dated as of March 28, 2014, by and among Terra LLC, Terra Operating LLC and SunEdison, Inc.

10.12†(a)	TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

10.13(a)	Common Stock Purchase Agreement, dated as of July 3, 2014, by and among TerraForm Power, Inc. and Altai Capital Master Fund, Ltd.

10.14(a)	Common Stock Purchase Agreement, dated as of July 3, 2014, by and among TerraForm Power, Inc. and Everstream Opportunities Fund I, LLC.

10.15(b)	Mt. Signal Contribution Agreement by and among TerraForm Power, Inc., Terra LLC and Silver Ridge Power.

10.16(b)	Letter Agreement Regarding the Call Right Assets, between TerraForm Power, Inc. and SunEdison, Inc.

10.17(d)	Purchase and Sale Agreement, dated October 29, 2014, by and between TerraForm CD Holdings Corporation, TerraForm CD Holdings GP, LLC, TerraForm CD Holdings, LLC and the other parties thereto.

10.18(d)	First Amendment, dated as of December 18, 2014, to Purchase and Sale Agreement, dated October 29, 2014, by and between TerraForm CD Holdings Corporation, TerraForm CD Holdings GP, LLC, TerraForm CD Holdings, LLC and the other parties thereto.

Exhibit Number	Description

10.19(d)	Purchase and Sale Agreement, dated November 17, 2014, by and between Terra LLC, TerraForm Power, Inc., First Wind Holdings, LLC, First Wind Capital, LLC, SunEdison, Inc. and the other parties thereto.

10.20(d)	Intercompany Agreement, dated November 17, 2014, by and between Terra LLC, SunEdison, Inc. and SunEdison Holdings Corporation.

10.21†(a)	Form of Restricted Stock Unit Award Agreement for employees.

10.22†(a)	Form of Restricted Stock Unit Award Agreement for directors.

10.23(b)	First Amendment to the Purchase and Sale Agreement, dated as January 28, 2015, among SunEdison, Inc., Terra LLC.

10.24(e)	Indenture, dated as of January 28, 2015, among Terra Operating LLC, the guarantors party thereto and U.S. Bank National Association, as trustee.

10.25(e)	Credit and Guaranty Agreement, dated as of January 28, 2015, among Terra Operating LLC, as borrower, Terra LLC, as a guarantor, certain subsidiaries of Terra Operating LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.

10.26(e)	Registration Rights Agreement, dated as of January 29, 2015, among TerraForm Power, Inc., SunEdison, Inc., the holders of the Registrable Securities party thereto and Wilmington Trust, National Association, as collateral agent.

21.1(f)	List of subsidiaries of TerraForm Power, Inc.

23.1	Consent of KPMG LLP - TerraForm Power, Inc.

23.2	Consent of Ernst & Young LLP - Imperial Valley Solar 1 Holdings II, LLC and Subsidiaries (Mt. Signal)

23.3	Consent of Ernst & Young LLP - First Wind Operating Entities (First Wind)

†	Indicates exhibits that constitute compensatory plans or arrangements.
(a)	Incorporated by reference to our Registration Statement on Form S-1, File No. 333-196345.
(b)	Incorporated by reference to our Current Report on Form 8-K, filed on July 25, 2014.
(c)	Incorporated by reference to our Current Report on Form 8-K, filed on November 26, 2014.
(d)	Incorporated by reference to our Registration Statement on Form S-1, File No. 333-200830.
(e)	Incorporated by reference to our Current Report on Form 8-K, filed on February 3, 2015.
(f)	Incorporated by reference to our Annual Report on Form 10-K, filed on March 13, 2015.
(g)	Previously filed.